Exhibit 2.1

REDACTED VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [****], HAS BEEN OMITTED BECAUSE SIGNET JEWELERS LIMITED HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO SIGNET JEWELERS LIMITED IF PUBLICLY DISCLOSED.

Stock Purchase Agreement

by and among

BC Cyan Investment Holdings Inc.,
a Delaware corporation,

BC Cyan Holdings LP,
a Delaware limited partnership,

and

Sterling Jewelers Inc.,
a Delaware corporation

August 5, 2022

TABLE OF CONTENTS
Page
i

EXHIBITS

Exhibit 1.02    Accounting Principles and Net Working Capital
Exhibit 7.02(d)    Form of Company Closing Certificate
Exhibit 7.02(e)    Form of Seller Closing Certificate
Exhibit 7.03(c)    Form of Purchaser Closing Certificate
Exhibit A    Adjustment Escrow Agreement
v

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 5, 2022, is made by and among (i) BC Cyan Investment Holdings Inc., a Delaware corporation (the "Company"), (ii) BC Cyan Holdings LP, a Delaware limited partnership ("Seller"), and (iii) Sterling Jewelers Inc., a Delaware corporation ("Purchaser"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.
WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company, other than the Series C Preferred Stock (the "Company Stock");
WHEREAS, the Series C Holders own all of the issued and outstanding shares of Series C Preferred Stock;
WHEREAS, concurrently with the Closing, the Company will redeem all of the shares of Series C Preferred Stock and, as a result, Seller will be the sole holder of capital stock of the Company;
WHEREAS, concurrently with the Closing, all outstanding Options in the Company will be cancelled in accordance with their terms;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Company Stock, which will represent all of the issued and outstanding shares of capital stock of the Company immediately after the consummation of the Transaction.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, the parties hereto agree as follows.
ARTICLE I
PURCHASE AND SALE TRANSACTION; THE CLOSING; TRANSACTION PRICE ADJUSTMENT
Section 1.01    Purchase and Sale of the Company Stock. Upon the terms and subject to the conditions of this Agreement, Purchaser shall purchase from Seller and accept the transfer from Seller at the Closing, and Seller shall sell, assign, transfer, and deliver to Purchaser at the Closing, all of the Company Stock, free and clear of all Liens (other than restrictions on transfer under applicable federal and state securities Laws), in exchange for the consideration specified in, and delivered in accordance with, this Article I (the "Transaction"). All other equity interests in the Company not held by Seller, including the Series C Preferred Stock and any outstanding Options of the Company will be redeemed or otherwise cancelled, respectively, concurrently with the Closing, such that Purchaser will own 100% of the issued and outstanding shares of capital stock of the Company immediately after the consummation of the Transaction.
Section 1.02    Closing Cash Proceeds.
(a)    At least five (5) Business Days prior to the Closing Date, the Company will prepare and deliver to Purchaser a statement (the "Estimated Closing Statement")

setting forth (i) its good faith estimates of: (A) Closing Net Working Capital (the "Estimated Net Working Capital"), (B) Closing Indebtedness (including and specifically identifying the portion thereof, if any, comprising Funded Indebtedness) (the "Estimated Indebtedness"), (C) Closing Cash (the "Estimated Cash") and (D) Transaction Expenses (the "Estimated Transaction Expenses") and (ii) the resulting calculation of the Closing Cash Proceeds, together with reasonable supporting detail and documentation, based on the Company's books and records and other information available at the Closing and calculated on a basis consistent with this Agreement and the definitions set forth herein. The Estimated Closing Statement will be accompanied by a certificate of an officer of the Company (solely in such officer's capacity as a duly authorized officer of the Company, and not individually) stating that the Estimated Closing Statement has been prepared in accordance with this Agreement and the definitions set forth herein, including as set forth on Exhibit 1.02(a) and Exhibit 1.02(b). Following delivery of the Estimated Closing Statement, Purchaser will be entitled to review the calculation of such estimates, and the Company will permit Purchaser and its representatives to have reasonable access to the books and records related to the preparation of the Estimated Closing Statement and to the Company's and its Affiliates' appropriate personnel involved in the preparation of the Estimated Closing Statement. The Company shall consider in good faith any reasonable comments Purchaser has to the Estimated Closing Statement and, to the extent the Company agrees with any such comments (as determined in good faith by the Company or as such comments relate to material errors (as opposed to good faith differences of opinion between Purchaser and the Company regarding the calculation of any item contained in the Estimated Closing Statement, which matters are to be resolved after the Closing pursuant to the process set forth in Section 1.05)), revise the Estimated Closing Statement to reflect such comments. Any such revised Estimated Closing Statement shall constitute the Estimated Closing Statement for all purposes of this Agreement and will be used to determine the Closing Cash Proceeds.
(b)    As used herein, "Closing Cash Proceeds" means, an amount equal to, without duplication: (i) $360,000,000 (the "Transaction Price"), minus (ii) the amount of Estimated Indebtedness, minus (iii) the Adjustment Escrow Amount, minus (iv) the Series C Redemption Price, minus (v) the amount of Estimated Transaction Expenses, plus (vi) the amount of Estimated Cash, plus (vii) the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital, and minus (viii) the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital.
(c)    The inventory included in the Estimated Net Working Capital and the Estimated Closing Statement will consider in good faith the physical count of the inventory conducted by the Company at the Company’s Seattle Fulfilment Center on July 30, 2022, rolled forward in good faith as needed without further physical count procedures not in the Ordinary Course of Business to appropriately reflect any changes in the interim period between July 30, 2022 and the Closing. Such physical count of inventory will be conducted using the accounting principles set forth on Exhibit 1.02(b), and each of Seller and Purchaser (at each party’s sole cost and expense) and their respective Advisors will have the right to observe such physical count of inventory. For the avoidance of doubt, the physical count of inventory will include both inventory owned by the Company or its Subsidiaries and all inventory held by the Company or its Subsidiaries on consignment. For purposes of considering the results of the physical count of inventory in the Estimated Net Working Capital and the Estimated Closing Statement, the physical count will only be considered for the existence of inventory.

Inventory value, including any related reserves, will be calculated consistent with the accounting principles set forth in Exhibit 1.02(b).
Section 1.03    The Closing. The closing of the Transaction (the "Closing") will take place by electronic exchange of documents at 10:00 a.m. Eastern Time on (a) the third (3rd) Business Day following satisfaction or waiver (by the party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived (by the party having the benefit thereof) at the Closing), or (b) such other date as Seller and Purchaser may mutually agree in writing. The date the Closing actually occurs is referred to herein as the "Closing Date."
Section 1.04    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto will consummate the following transactions at the Closing in accordance with the payment instructions in a funds flow prepared by Seller and delivered to Purchaser at least two (2) Business Days prior to the Closing Date and agreed in good faith and executed by each of the parties hereto prior to the Closing (the "Funds Flow").
(a)    Purchaser will repay, or cause to be repaid, on behalf of the Company or Seller, all amounts of Funded Indebtedness as set forth in the Estimated Closing Statement and applicable Payoff Letters, such amounts to be paid by wire transfer of immediately available funds in accordance with the Funds Flow.
(b)    Purchaser will deposit, or cause to be deposited, the Adjustment Escrow Amount in the Adjustment Escrow Account by wire transfer of immediately available funds in accordance with the Funds Flow.
(c)    Purchaser will pay, or cause to be paid, on behalf of the Company, the Series C Redemption Price to the Series C Holders as set forth in the Estimated Closing Statement, such amount(s) to be paid by wire transfer of immediately available funds in accordance with the Funds Flow.
(d)    Purchaser will pay, or cause to be paid, to Seller the Closing Cash Proceeds as set forth in the Estimated Closing Statement, such amount(s) to be paid by wire transfer of immediately available funds in accordance with the Funds Flow.
(e)    Purchaser will pay, or cause to be paid, on behalf of the Company or Seller, all Estimated Transaction Expenses to each Person who is owed a portion thereof as set forth in the Estimated Closing Statement, including, for the avoidance of doubt, the termination fees payable to the SPAC or any other parties pursuant to the Termination Agreement and Business Combination Agreement, such amount(s) to be paid by wire transfer of immediately available funds in accordance with the Funds Flow.
(f)    Purchaser, the Company and Seller will make such other deliveries as are required by Article VII.
Section 1.05    Transaction Price Adjustments.
(a)    Promptly after the Closing Date, but in no event later than ninety (90) days after the Closing Date, Purchaser will prepare and deliver to Seller a statement (the

"Closing Statement") setting forth Purchaser's calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses and the resulting calculation of Final Cash Proceeds and, with respect to each of the foregoing, the changes in such amounts from the corresponding amounts set forth in the Estimated Closing Statement. The Closing Net Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses and Final Cash Proceeds will be determined in accordance with this Agreement and the definitions set forth herein. The Closing Statement (i) will not include any changes in assets or liabilities as a result of purchase or other accounting adjustments or other changes arising from or resulting as a consequence of the Transaction, and (ii) will be based on facts and circumstances as they exist as of the Effective Time and will exclude the effects of any act, decision, change in circumstances or event arising or occurring on or after the Effective Time. The parties agree that the purpose of preparing the Closing Statement and the resulting calculating of the Final Cash Proceeds is solely to accurately measure changes (if any) in the amounts of Net Working Capital, Indebtedness, Cash and Transaction Expenses from the respective amounts set forth in the Estimated Closing Statement in order to determine the Purchaser Adjustment Amount or the Seller Adjustment Amount, as the case may be, in accordance with this Agreement, including Exhibit 1.02(a) and Exhibit 1.02(b). If the Closing Statement is not delivered to Seller within ninety (90) days after the Closing Date, then in addition to any other rights Seller may have under this Agreement, Seller will have the right to prepare the Closing Statement within an additional sixty (60) days thereafter (and in the case of such election by Seller, (x) in connection with the preparation of the Closing Statement, Seller and its Advisors shall have the same access afforded to them as set forth in Section 1.05(c) and (y) in connection with the review of the Closing Statement, the rights and obligations with respect to each of Seller and Purchaser (and their respective Advisors) as set forth in Section 1.05(c) and Section 1.05(d) shall be deemed to be reversed).
(b)    As used herein, "Final Cash Proceeds" means an amount equal to, without duplication: (i) the Transaction Price minus (ii) the amount of Closing Indebtedness, minus (iii) the Adjustment Escrow Amount, minus (iv) the Series C Redemption Price, minus (v) the amount of Transaction Expenses, plus (vi) the amount of Closing Cash, plus (vii) the amount, if any, by which Closing Net Working Capital exceeds Target Net Working Capital, and minus (viii) the amount, if any, by which Target Net Working Capital exceeds Closing Net Working Capital, in each case as finally determined pursuant to Section 1.05(a), Section 1.05(d) or Section 1.05(e), as applicable.
(c)    During the period (the "Seller Review Period") of sixty (60) days immediately following the earlier of (i) Seller's receipt of the Closing Statement and (ii) the expiration of the additional sixty (60)-day period contemplated by Section 1.05(a), and during any period of dispute thereafter with respect to the Closing Statement, the Company and Purchaser will reasonably cooperate with Seller and its Advisors in the review of the Closing Statement (including by furnishing on a timely basis all reasonably requested information necessary or useful in connection with such review) and provide Seller and its Advisors reasonable access, upon reasonable advance notice and during regular business hours, to the books, records (including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings and other documents), supporting data, facilities and appropriate personnel of the Company and its Subsidiaries involved in the preparation of the Closing Statement (including, if applicable, Company personnel responsible for accounting and finance, senior management and the Company's accountants and other Advisors) for purposes of their review of the Closing Statement, provided that such access does not unreasonably interfere with the normal operations of the Company or any of its Subsidiaries.
(d)    If Seller disagrees with any part of Purchaser's calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash or Transaction Expenses, Seller will, within the Seller Review Period, notify Purchaser in writing of such disagreement by setting forth, in reasonable detail with reasonable supporting documentation, Seller's calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash or Transaction Expenses (an "Objection Notice"). Any items not specified in any Objection Notice shall be deemed agreed. If an Objection Notice is not delivered to Purchaser within the Seller Review Period, the Closing Statement will be final, conclusive and binding upon, and non-appealable by, the parties hereto, and Seller shall be deemed to have agreed with all items and amounts contained in the Closing Statement. If Seller does deliver a timely Objection Notice, then during the thirty (30) days immediately following the delivery of an Objection Notice, or such longer period as Seller and Purchaser may agree in writing, Seller and Purchaser will seek in good faith to promptly resolve in writing any differences that they may have with respect to any matter specified in the Objection Notice, and all such discussions related thereto will be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by Seller and Purchaser. In the event that Purchaser and Seller resolve in writing all such disagreements, the amounts for Closing Net Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses and Final Cash Proceeds so agreed in writing by Purchaser and Seller will be final, conclusive and binding upon, and non-appealable by, the parties hereto. In the event that Purchaser and Seller are unable to resolve all such disagreements within such period, Purchaser and Seller will submit such remaining disagreements to BDO USA, LLP, or, in the event BDO USA, LLP declines to accept engagement hereunder, such other United States nationally recognized certified public accounting firm as is acceptable to Purchaser and Seller (the "Accounting Firm") for determination. The Accounting Firm will have exclusive jurisdiction over, and resort to the Accounting Firm as provided in this Section 1.05 will be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 1.05.
(e)    Purchaser and Seller will use their respective reasonable best efforts to cause the Accounting Firm to make a determination with respect to all remaining disagreements regarding the computation of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses identified in the Objection Notice as soon as practicable and in any event within thirty (30) days after its retention. Purchaser and Seller will execute a customary engagement letter and will cooperate with the Accounting Firm during the term of its engagement. Purchaser and Seller will also instruct the Accounting Firm to, and the Accounting Firm will, consider only those items and amounts in Purchaser and Seller's respective calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses (as set forth on the Closing Statement or Objection Notice, as applicable) that are identified as being items and amounts to which Purchaser's and Seller have been unable to agree and, in resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party (as set forth on the Closing Statement or Objection Notice, as applicable). Purchaser and Seller will also instruct the Accounting Firm to, and the Accounting Firm will (acting as an expert and not an arbitrator), make a final determination of the disputed items based solely on written materials submitted by Purchaser and Seller and in accordance with this Agreement (i.e., not on the basis of an independent review). The determination of the disputed items by the Accounting Firm will be final, conclusive and binding upon the parties hereto and will not be subject to appeal or further review, in each case, absent fraud or manifest error. The Accounting Firm's determination shall be set forth in a written report that shall specify in reasonable detail, how the determination was made.
(f)    The fees, costs and expenses of the Accounting Firm in determining the disputed items will be borne by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party. For example, if Purchaser claims Closing Net Working Capital is $1,000 less than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Purchaser, and if the Accounting Firm ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Seller and 40% (i.e., 200 ÷ 500) to Purchaser. In connection with its determination of the disputed items, the Accounting Firm will, pursuant to the terms of this Section 1.05(f), also determine the allocation of its fees and expenses between Purchaser and Seller, which such determination will be final, conclusive and binding upon the parties hereto.
(g)    After Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses are finally determined pursuant to this Section 1.05 (the date of such final determination, the "Settlement Date"):
(i)    if the Final Cash Proceeds as finally determined pursuant to Section 1.05(a), Section 1.05(d) or Section 1.05(e), as applicable, is less than the Closing Cash Proceeds (such shortfall, the "Purchaser Adjustment Amount"), then (A) Purchaser and Seller will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Purchaser (or its designee), within five (5) Business Days after the Settlement Date, the Purchaser Adjustment Amount from the Adjustment Escrow Amount and (B) in the event that at such time the Purchaser Adjustment Amount is less than the Adjustment Escrow Amount, Purchaser and Seller will simultaneously with delivery of the instructions in the immediately foregoing clause (A) deliver joint written instructions to the Escrow Agent to pay to Seller, within five (5) Business Days after the Settlement Date, all of the funds then remaining in the Adjustment Escrow Account;
(ii)    if the Final Cash Proceeds as finally determined pursuant to Section 1.05(a), Section 1.05(d) or Section 1.05(e), as applicable, is greater than the Closing Cash Proceeds, then (A) Purchaser will, or will cause the Company to, within five (5) Business Days after the Settlement Date, pay to Seller an amount equal to such excess (but which shall not exceed an amount equal to the Adjustment Escrow Amount) (the "Seller Adjustment Amount") and (B) Purchaser and Seller will deliver joint written instructions to the Escrow Agent to pay to Seller, within five (5) Business Days after the Settlement Date, all of the funds then remaining in the Adjustment Escrow Amount from the Adjustment Escrow Account;

(iii)    if the Final Cash Proceeds as finally determined pursuant to Section 1.05(a), Section 1.05(d) or Section 1.05(e), as applicable, is equal to the Closing Cash Proceeds, then Purchaser and Seller will deliver joint written instructions to the Escrow Agent to pay to Seller, within five (5) Business Days after the Settlement Date, all of the funds then remaining in the Adjustment Escrow Amount from the Adjustment Escrow Account; and
(iv)    any payment to be made pursuant to this Section 1.05(g) will (A) be treated by all parties for applicable Tax purposes as adjustments to the Transaction Price (unless otherwise required by applicable Law) and (B) be made by wire transfer of immediately available funds to, as applicable, the account(s) designated in writing by Purchaser prior to such payment or the account(s) designated in writing by Seller prior to such payment, as applicable.
(h)    Purchaser and Seller agree that (i) the payment of the Purchaser Adjustment Amount (if any) from the Adjustment Escrow Amount in the Adjustment Escrow Account in accordance with the Adjustment Escrow Agreement will be the sole and exclusive remedy for payment of the Purchaser Adjustment Amount, if any, and the Adjustment Escrow Amount in the Adjustment Escrow Account will be the sole and exclusive source of recovery for any amounts owing to Purchaser pursuant to this Section 1.05, even if the Purchaser Adjustment Amount exceeds the Adjustment Escrow Amount, and (ii) the adjustments to Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses provided for in this Section 1.05, and the dispute resolution provisions provided for in this Section 1.05, will be the exclusive remedies for the matters addressed or that could be addressed by this Section 1.05. For the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Purchaser or any of its Affiliates or representatives for the payment of the Purchaser Adjustment Amount will be asserted against the Seller Parties.
Section 1.06    Withholding Rights. Any consideration payable or otherwise deliverable by Purchaser shall be paid without withholding or deduction; provided that Purchaser shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement to Seller or any other recipient of payment under this Agreement such amounts as may be required therefrom under any tax law; provided, further, that if Purchaser determines that it is entitled to withhold under this Section 1.06, Purchaser shall timely provide Seller with its written intention to withhold prior to any such withholding and Purchaser and Seller shall cooperate to minimize any such Taxes. To the extent that amount are so withheld and paid to the appropriate taxing authority of any Governmental Body, such withheld amounts shall be treated as having been delivered and paid to Seller or any other recipient of payment in respect of which such deduction and withholding was made.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company, on behalf of itself and each of its Subsidiaries, represents and warrants to Purchaser as set forth in this Article II, subject to Section 10.10, and except as set forth in the disclosure schedules attached to this Agreement (each, a "Schedule" and, collectively, the "Disclosure Schedules").

Section 2.01    Organization and Corporate Power. The Company has been duly incorporated, and is validly existing and in good standing, under the Laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted and to own or lease and operate its properties and assets. The copies of the Organizational Documents of the Company certified by the Secretary of the State of Delaware, as in effect on the date hereof, previously made available by the Company to Purchaser (a) are true, correct and complete, (b) are in full force and effect and (c) have not been amended in any respect. The Company is qualified to do business and is in good standing as a foreign entity in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company is not in violation of any of the provisions of its Organizational Documents.
Section 2.02    Subsidiaries.
(a)    Schedule 2.02(a) sets forth a correct and complete capitalization table that accurately sets forth each direct and indirect Subsidiary of the Company, its jurisdiction of organization, and the Persons holding its equity interests. Except as set forth on Schedule 2.02(a), the Company owns, directly or indirectly, of record and beneficially, all issued and outstanding shares, capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than Liens arising under applicable securities Laws and Liens arising in connection with the Credit Facility), and all such shares, capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such shares, capital stock and other equity interests). With respect to each Subsidiary, there are no (i) outstanding securities convertible or exchangeable into equity of such Subsidiary, (ii) options, warrants, equity participation, "phantom" equity, stock appreciation rights, calls, subscriptions, puts, rights of first offer, rights of first refusal or other rights, agreements or commitments obligating such Subsidiary to issue, transfer, repurchase, redeem or sell any equity or any securities or rights that are derivative or provide any earn-out benefit based, directly or indirectly, on the value of or price of any securities of the Company, or (iii) voting trusts or other agreements or understandings with respect to the voting, transfer or other disposition of its equity.
(b)    Each of the Subsidiaries of the Company is duly incorporated, formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, and each of the Subsidiaries of the Company has all requisite corporate (or comparable) power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Subsidiaries of the Company is qualified to do business and is in good standing (or its equivalent, if applicable) as a foreign entity in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. A list of each Person, other than the Subsidiaries of the Company in which any of the Company and its Subsidiaries hold any equity interests, including the percentage of the equity interests of such Persons held by the Company and its Subsidiaries, and the respective jurisdiction of incorporation or organization of each such Person, is set forth on Schedule 2.02(b), and, except as set forth on Schedule 2.02(b), all such equity interests are owned by the Company and the applicable Subsidiaries free and clear of all Liens (other than restrictions on transfer under applicable federal and state securities Laws and Liens arising in connection with the Credit Facility). Except as set forth on Schedule 2.02(b), other than the Subsidiaries set forth on Schedule 2.02(a), the Company and each Subsidiary does not own or hold any direct or indirect interest or any right (contingent or otherwise) to acquire any shares, stock, partnership interest, joint venture interest or other equity interest in any other Person (or any interest convertible into or exercisable or exchangeable for, any equity interests in any other Person).
Section 2.03    Authorization; No Conflicts.
(a)    The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transaction have been duly and validly authorized by all requisite action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement is a valid and binding obligation of Seller and Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity and (ii) the availability of specific performance and other equitable remedies or any applicable equitable principles (whether considered in a proceeding at law or equity).
(b)    Except as set forth on Schedule 2.03(b), the execution, delivery and performance by the Company of this Agreement and the consummation of the Transaction does not and will not (i) contravene, conflict with or violate any provision of, or result in the breach of the Organizational Documents of the Company or its Subsidiaries, (ii) contravene, conflict with or result in any violation of any provision of any applicable Law, or rule or regulation of any Governmental Body or Order applicable to the Company and any of its Subsidiaries or any of their respective properties or assets, (iii) require notice to or the consent of any Person under, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration or maturity of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract, or (iv) result in the creation of any Lien (other than a Permitted Lien) upon or with respect to any of the properties or assets of the Company or any of its Subsidiaries.
Section 2.04    Capitalization.
(a)    Schedule 2.04(a) provides a correct and complete capitalization table that accurately sets forth all of the authorized, issued, and outstanding equity interests of the Company and the name of each owner thereof and the number and class or series of all equity interests of the Company held thereby as of the date of this Agreement, including a true, complete and correct listing of all outstanding Options, together with the name of each Optionholder and number of Options held by such Optionholder and the exercise price with respect to each such Option. Other than Seller and the Persons set forth on Schedule 2.04(a), no other Person has any rights or interests in any of the Company Stock or any other equity interests of the Company. All of the outstanding shares of capital stock or other equity interests of the Company and each of its Subsidiaries (i) have been duly authorized and are validly issued, fully paid and non-assessable, (ii) were issued in compliance with Law and the Organizational Documents of the Company and its Subsidiaries, (iii) were not issued in breach or violation of any Contract or right of first refusal, rights of first offer, preemptive rights or similar rights of any Person and (iv), except as set forth on Schedule 2.04(a), are owned by Seller free and clear of all Liens (other than restrictions on transfer under applicable federal and state securities Laws). Except as set forth on Schedule 2.04(a), there are no outstanding options, warrants, redemption rights, rights to subscribe to, purchase rights, calls, preemptive rights, equity appreciation rights, "phantom" equity rights, puts, equity-based performance units, subscriptions, Contracts, agreements, arrangements or rights of any character whatsoever relating to, or securities or rights convertible into, any shares or securities containing any equity features of the Company or any of its Subsidiaries, or Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound or relating to the sale or issuance of the Company Stock or shares or other equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, puts, calls commitments or rights of any character whatsoever relating to, or securities or rights convertible into, any shares or other equity interests, or which restrict the transfer of any equity interests of the Company (including the Company Stock) or any of its Subsidiaries.
(b)    All of the outstanding shares of capital stock or other equity interests of each of the Company and its Subsidiaries have been duly authorized and are validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.04(b), there are no securities or rights of any of the Company or its Subsidiaries, or Contracts, commitments, understandings or arrangements (contingent or otherwise) by which any of the Company and its Subsidiaries are bound obligating any of the Company and its Subsidiaries to redeem, repurchase or otherwise acquire any shares, shares of capital stock or other equity interests of the Company and its Subsidiaries. Except as set forth on Schedule 2.04(b), none of the Company and its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exchangeable or exercisable for shares or securities having the right to vote) with the share or equity holders of any of the Company and its Subsidiaries on any matter. Except as set forth on Schedule 2.04(b), there are no voting trusts or other agreements or understandings to which any of the Company or its Subsidiaries are subject with respect to the voting of the shares, shares of capital stock or other equity interests of the Company or its Subsidiaries. Except as set forth on Schedule 2.04(b), no outstanding Options are subject to any severance or other ongoing benefits to the Optionholder. All outstanding Options are subject to automatic termination in connection with the Transaction pursuant to the Company's Option Plan.
Section 2.05    Financial Statements.
(a)    Attached as Schedule 2.05(a) are true, correct and complete copies of (i) the audited consolidated financial statements of (x) the Company and its Subsidiaries,

consisting of a balance sheet of the Company as of January 2, 2022 and January 3, 2021, and the related audited consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders' equity, and cash flows for the fiscal years then ended, and (y) Blue Nile and its Subsidiaries, consisting of a balance sheet of Blue Nile as of December 29, 2019, and the related audited consolidated statements of operations, comprehensive loss, changes in stockholder's equity, and cash flows for the fiscal year then ended and, in each case of (x) and (y), together with the auditor's reports thereon (the "Audited Financial Statements"), and (ii) the unaudited consolidated financial statements of Blue Nile and its Subsidiaries consisting of a balance sheet as of May 29, 2022 (the "Balance Sheet") and the related consolidated statements of income, stockholders' equity and cash flows for the five (5)-month period then ended (the "Interim Financial Statements" and, together with the Audited Financial Statements, including, solely with respect to the Audited Financial Statements, any notes and schedules thereto, the "Financial Statements"). The Financial Statements comply as to form in all material respects, and were prepared in accordance, with GAAP applied consistent with the Company's and its Subsidiaries' past practices throughout the periods involved and fairly present in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of the respective dates thereof and the results of their respective operations, changes in equity and cash flows for the periods indicated in the Financial Statements and were derived from and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.
(b)    The Company has established and maintains a system of internal accounting controls. Such internal accounting controls are sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting, (ii) that transactions are executed with management's general or specific authorization, (iii) that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, consistently applied, and to maintain proper accountability for items, (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences, and (v) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets. Except as set forth on Schedule 2.05(b), neither the Company (including any employee of the Company or its Subsidiaries who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company) nor the Company's independent audits has identified or been made aware of (x) any significant deficiency or material weakness in any system of internal accounting controls utilized by the Company or its Subsidiaries, (y) any fraud or other wrongdoing, whether or not material, that involves any management or other employees of the Company or its Subsidiaries who have a role in the preparation of financial statements, financial reporting or the internal accounting controls utilized by the Company or its Subsidiaries or (z) any claim or allegation regarding any of the foregoing.
(c)    All accounts receivable and payable of the Company or its Subsidiaries arose in bona fide arm's length transactions in the Ordinary Course of Business, and, to the knowledge of the Company, no account receivable or payable is delinquent more than thirty (30) days in its payment. All accounts receivable are, except to the extent there are reserves therefor (if any) set forth in the Financial Statements, collectible in the Ordinary Course of Business. There are no facts or circumstances generally or specifically (other than general economic conditions) which would result in the uncollectability of any receivables in excess of the reserves therefor (if any) set forth on the Financial Statements. There has not been any adverse change in the collectability of any such receivables since the date of the Interim Financial Statements. Schedule 2.05(c) sets forth, as of July 3, 2022, a true and correct aging schedule of accounts payable of the Company and its Subsidiaries.
(d)    Schedule 2.05(d) sets forth a complete and accurate list of all items of Indebtedness (other than any items of Indebtedness set forth in clause (i) of the definition thereof) of the Company and its Subsidiaries as of the date of this Agreement.
(e)    Subject to the reserves set forth in the Financial Statements, all inventory reflected on the Financial Statements is valued in accordance with GAAP at the lower of cost (on a specific identification method for diamonds and the weighted average cost method for fine jewelry) or net realizable value. The cost of inventory is determined using the specific identification method for diamonds and the weighted average cost method for fine jewelry in accordance with GAAP. The inventory reserves set forth in the Financial Statements were established in accordance with GAAP. The Financial Statements reflect adequate reserves for inventory write downs in accordance with GAAP, consistently applied.
Section 2.06    No Material Adverse Effect; Absence of Certain Developments.
(a)    Since January 2, 2022 through the date of this Agreement, there has not been any Material Adverse Effect.
(b)    Except as set forth on Schedule 2.06(b), except in connection with the Transaction, since January 2, 2022 through the date of this Agreement, none of the Company or its Subsidiaries have engaged in any material transaction other than in the Ordinary Course of Business or, to the knowledge of the Company, experienced, as a result of, arising out of, or related to, COVID-19 or COVID-19 Measures, any material business interruptions or Liabilities, including any (i) material disruptions to any of their supply chains, (ii) material failure of any of their suppliers to timely manufacture, ship or deliver raw materials and goods, (iii) material failure of any of their agents and service providers to timely perform services, (iv) material labor shortages, (v) material reductions in customer demand, (vi) any claim of force majeure by a counterparty to any contract, (vii) material non-fulfillment of customer orders, (viii) material restrictions on any of its operations, (ix) material reduced hours of operations or reduced aggregate labor hours or (x) material restrictions on uses of the Leased Real Property. Except as set forth on Schedule 2.06(b), since January 2, 2022 through the date of this Agreement, none of the Company or its Subsidiaries have taken any action that would have been prohibited by, or required the consent of Purchaser under, Section 5.01 if it had been taken after the date hereof and prior to the Closing Date.
Section 2.07    Title to Properties.
(a)    Each of the Company and its Subsidiaries have possession of and good and valid title to, or hold a valid leasehold interest in or has the right to use, free and clear of Liens (except Permitted Liens), all of the assets and rights, including personal property, necessary for, or used in the conduct of, the business of the Company and its Subsidiaries as presently conducted and as reflected in the Financial Statements, other than assets sold or otherwise disposed of in the Ordinary Course of Business since the date of the Balance Sheet. The assets and rights reflected in the Financial Statements or acquired after the date of the Balance Sheet are sufficient for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as presently conducted and constitute all of the rights, property and assets necessary to conduct the business of the Company and its Subsidiaries in substantially the same manner as currently conducted. The personal property, including machinery, equipment and other tangible assets, of the Company and its Subsidiaries is free from material defects (patent and latent), has been maintained in all material respects in accordance with normal industry practice, is in good operating condition and repair, subject to normal wear and tear, and is suitable in all material respects for the purposes for which it presently is used and presently proposed to be used.
(b)    The Company and its Subsidiaries do not have any Owned Real Property.
(c)    Schedule 2.07(c) contains a list of all real property leased or subleased by each of the Company and its Subsidiaries as of the date hereof (the "Leased Real Property"). The Company and its Subsidiaries have delivered to Purchaser a true, correct and complete copy of the underlying lease with respect to each parcel of Leased Real Property, including all amendments, extensions, renewals, guaranties and other Contracts with respect thereto (each, a "Lease"). Except as set forth on Schedule 2.07(c), with respect to each of the Leases: (i) it is in full force and effect, enforceable in accordance with its terms and either the Company or one of its Subsidiaries has a valid, binding and enforceable leasehold interest in each parcel or tract of real property leased by the Company or its Subsidiaries and such Company or Subsidiary enjoys peaceful and undisturbed possession of the Leased Real Property; (ii) none of the Company or its Subsidiaries have received notice of any existing or potential material defaults thereunder by the Company or such Subsidiary (as applicable) nor, to the knowledge of the Company, are there any existing material defaults by the lessor thereof; and (iii) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by the Company or any of its Subsidiaries (as applicable) or, to the knowledge of the Company, any other party thereto and the Company or any of its Subsidiaries (as applicable) has paid all rent and other expenses due and payable under each such Lease. The present use and operation of the Leased Real Property is authorized by, and is in compliance with, in all material respects, all applicable zoning, land use, building, and fire Laws and other legal requirements. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use, occupancy, possession, lease or enjoyment of any of the Leased Real Property to any Person other than the Company and its Subsidiaries, and there is no Person in possession of any of the Leased Real Property other than the Company and its Subsidiaries. The Company or its Subsidiaries have not collaterally assigned, pledged, mortgaged, deeded in trust, or otherwise granted a Lien on any Lease or any interest therein, including its leasehold interest in any of the Leased Real Property.
(d)    To the knowledge of the Company, there are no outstanding options or other contractual rights to purchase, sell or lease, or rights of first refusal to purchase, sell or lease the Leased Real Property or any portion thereof or interests therein or contracts relating to the right to receive any portion of the income or profits from the sale thereof. None of the Company or its Subsidiaries have any contractual obligation, nor has entered into any contract to purchase or sell any real property.
(e)    The Company or any of its Subsidiaries has not received any written, or, to the knowledge of the Company, oral, notice of existing, pending or threatened (i) Legal Proceedings, including any condemnation or eminent domain proceedings threatened against or affecting the Leased Real Property or any portion thereof or interest therein, or (ii) zoning, building code or other moratorium proceedings, or similar matters, which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
(f)    The Leased Real Property is sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the business of the Company and its Subsidiaries as currently conducted. The Company or its Subsidiaries have obtained all Permits that are required by Law for the current uses of the Leased Real Property for the conduct of the business as currently conducted and as planned to be conducted as of the date of this Agreement. The use and operation of the Leased Real Property in the conduct of the business of the Company and its Subsidiaries does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or Contract.
(g)    No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Company or any of its Subsidiaries. The improvements located on the Leased Real Property or constituting part thereof, are in good operating condition and repair, and are suitable, adequate and sufficient in all material respects for the purposes for which such Leased Real Property is currently used. There are no material defects in the roof, footings, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the improvements upon the Leased Real Property. The Leased Real Property is supplied with utilities and other services necessary for the operation thereof as the same is currently operated.
Section 2.08    Tax Matters.
(a)    All income and other material Tax Returns required by Law to be filed by any of the Company and its Subsidiaries have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. To the knowledge of the Company, all other Tax Returns required by Law to be filed by any of the Company and its Subsidiaries have been timely filed (taking into account any applicable extensions), and to the knowledge of the Company, all such Tax Returns are true, correct and complete in all material respects.
(b)    All material Taxes due and payable by any of the Company and its Subsidiaries, whether or not shown on any Tax Return, have been paid. To the knowledge of the Company, all other Taxes due and payable by the Company and its Subsidiaries, whether or not shown on any Tax Return, have been paid.
(c)    The Company and each of its Subsidiaries have (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority of any Governmental Body and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)    None of the Company or its Subsidiaries are currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. None of the Company or its Subsidiaries have received any written notice from a taxing authority of any Governmental Body of a dispute or claim with respect to any material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No claim has been made by any taxing authority of any Governmental Body in writing in a jurisdiction where any of the Company or its Subsidiaries do not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, a material amount of Taxes of the Company or any of its Subsidiaries.
(e)    Within the past five (5) years, none of the Company or its Subsidiaries have (A) constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock that was purported or intended to be governed in whole or in part by Section 355 of the Code, or (B) had distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported to be governed in whole or in part by Section 361 of the Code.
(f)    None of the Company or its Subsidiaries have been a party to any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(g)    There are no Liens with respect to Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.
(h)    None of the Company or its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company or another Subsidiary, as applicable) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract (except, in the case of (ii) and (iii), for liabilities pursuant to contracts entered into in the Ordinary Course of Business not primarily relating to Taxes).
(i)    None of the Company or its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any taxing authority of any Governmental Body with respect to income Taxes or a material amount of non-income Taxes.
(j)    None of the Company or its Subsidiaries will be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing (other than amounts received or recognized in the Ordinary Course of Business), (iii) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iv) "closing agreement" described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(k)    Each of the Company and its Subsidiaries has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body, or has been furnished properly completed exemption certificates.
(l)    None of the Company or its Subsidiaries are a party to, or bound by, any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are entered into in the Ordinary Course of Business and are not primarily relating to Taxes).
(m)    None of the Company or its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has a taxable presence in a country other than the country in which it is organized.
(n)    The U.S. federal income tax classification of the Company and each of its Subsidiaries is set forth on Schedule 2.08(n).
(o)    All related party transactions to which the Company and its Subsidiaries are parties are in compliance with section 482 of the Code (or any corresponding or similar provision of state, local, or foreign Law).
(p)    Except as set forth on Schedule 2.08(p), none of the Company or its Subsidiaries have deferred any "applicable employment taxes" under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act (Public Law 116-136) and any administrative or other guidance published with respect thereto by any Governmental Body, the American Rescue Plan Act of 2021 (Public Law 117-2), and any administrative or other guidance published with respect thereto by any Governmental Body, or any other Law intended to address the consequences of COVID-19 ("CARES Act") (or any corresponding or similar provision of state, local, or foreign Law) and have complied with and duly accounted for all credits received under Section 2301 of the CARES Act (or any corresponding or similar provision of state, local or foreign Law).
Section 2.09    Contracts and Commitments.
(a)    Except as set forth on Schedule 2.09(a), which contains a complete and accurate list as of the date hereof of all Contracts of the type noted in this Section 2.09(a), none of the Company or its Subsidiaries are, as of the date of this Agreement, a party to any:
(i)    labor-related Contract with any union or labor organization, including any collective bargaining agreement, card check agreement, recognition agreement, neutrality agreement, memorandum of agreement, memorandum of understanding or other Contracts;
(ii)    pension, profit sharing or retirement plan, other than any Multiemployer Plan or any Company Plan, whether or not set forth in Section 2.14 or the Schedules relating thereto;
(iii)    Contract for the employment of any Company Employee (except, as it relates to any former employee, only to the extent of ongoing Liability), or any Contract for the service or engagement of any officer, director, or independent contractor, in either case, providing for a base salary, or in the case of any officer, director, or independent contractor, total compensation, in excess of $200,000 per annum, except for any (A) such Contracts that are terminable upon notice of sixty (60) days or less by the Company or a Subsidiary without liability or financial obligation or (B) any Company Plan, or except as set forth in Section 2.14 or the Schedules relating thereto;
(iv)    Contract, agreement, indenture or other evidence of Indebtedness of the Company and its Subsidiaries or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien (except for a Permitted Lien set forth in clauses (d), (e), (k) or (n) of the definition thereof)) on any portion of the assets or equity of the Company or its Subsidiaries;
(v)    guaranty of any obligation of a third party for borrowed money or other guaranty;
(vi)    Contract under which it is lessee of, or holds or operates any personal property owned by any Person, for which the aggregate rental payments exceed (or are expected to exceed) $100,000 in a twelve (12)-month period;
(vii)    Contract under which it is lessor of or permits any Person to hold or operate any property, real or personal;
(viii)    Contracts pursuant to which the Company or any of its Subsidiaries (A) grants to a third-party any right, license, consent or covenant not to sue with respect to any Intellectual Property (other than Contracts in under $150,000 and non-exclusive licenses granted by or to customers or vendors in the Ordinary Course of Business), or (B) is granted by any third party, any right, license, consent or covenant not to sue with respect to any Intellectual Property (excluding licenses of commercially available, off-the-shelf software available on standard terms with an annual aggregate fee of less than $500,000 or licenses which have an annual aggregate fee of less than $250,000);
(ix)    Contracts that provide for (A) the creation, discovery, development or reduction to practice by the Company or any of its Subsidiaries for any other Person, or for the Company or any of its Subsidiaries by any other Person, of material Intellectual Property (including any joint development) or (B) the assignment or other transfer of any material Intellectual Property to or from the Company or any of its Subsidiaries, in each case (A) and (B), other than the Personnel IP Contracts;
(x)    Contracts prohibiting, limiting, curtailing or restricting the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person in any geographic area or line of business or restrict the Persons to whom the Company or its Subsidiaries may sell products or deliver services;
(xi)    Contracts relating to the acquisition or disposition (whether by merger, purchase, sale of equity, sale of assets or otherwise) of any Person or equity or material assets or business or line of business or any real property entered into in during the past five (5) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or assets or equity or business or line of business, in each case for consideration in excess of $250,000;
(xii)    joint venture Contract, partnership agreement, limited liability company agreement, strategic alliance agreement or other similar Contract with a third party;
(xiii)    Contracts providing for the grant of an option or a first-refusal, first-offer or similar preferential right to purchase, lease or acquire any material asset of the Company and its Subsidiaries;
(xiv)    Contracts granting exclusivity, "most-favored nation", "take or pay", or similar rights;
(xv)    Contract with any Person (A) that is a sole source supplier to the Company and its Subsidiaries, (B) from which the Company and its Subsidiaries source all or substantially all of their supply of any material product or service or (C) that requires the Company or any of its Subsidiaries to use any supplier or third party for all or a specified percentage of any of the Company's or its Subsidiaries' requirements or needs;
(xvi)    Contracts to which any present or former director, officer, employee, stockholder or holder of derivative securities of the Company and its Subsidiaries, or any member of any such Person's immediate family, or any entity owned or controlled by any such Person, is a party, excluding any Company Plan;
(xvii)    Contracts in respect of any settlement, coexistence agreement or similar agreement with any Governmental Body or other Person containing obligations yet to be performed or completed by either or both parties;
(xviii)    Contracts with any Material Supplier;
(xix)    Contracts with any Governmental Body;
(xx)    Contracts under which the Company or its Subsidiaries has advanced or loaned any amount to any of its directors, managers, officers, Affiliates or employees;
(xxi)    Contracts with vendors that are material to the operation of the Company's and its Subsidiaries' e-commerce business, including the webhosting platform;
(xxii)    any Contract with a marketing or advertising agency involving aggregate consideration in excess of $1,000,000 on an annual basis;
(xxiii)    Contracts with the SPAC or its Affiliates or other parties to the Termination Agreement or Business Combination Agreement; or
(xxiv)    any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b)    Each of the Contracts listed or required to be listed on Schedule 2.09(a) (each, a "Material Contract") is in full force and effect, and is the legal, valid and binding obligation of either the Company or a Subsidiary which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms. Except as set forth on Schedule 2.09(b), none of the Company or its Subsidiaries is in material breach or material default under any Material Contract, and, to the knowledge of the Company, none of the other party(ies) to any Material Contract is in material breach or material default thereunder nor has any notice of material breach or material default been threatened in writing or, to the knowledge of the Company, threatened orally (including, in each case, as a result of COVID-19 or COVID-19 Measures). Except as set forth on Schedule 2.09(b), no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default on the part of the Company, or any Subsidiary or, to the knowledge of the Company, any other party(ies) under any Material Contract. (i) No party to any Material Contract has exercised in writing (or, to the knowledge of the Company, orally) any termination rights with respect thereto and (ii) no party to any Material Contract has given written notice of any dispute with respect to any Material Contract. The Company has made available to Purchaser true and correct copies of each Material Contract, together with all amendments, modifications or supplements thereto and all waivers of any of the terms thereof, and, in the case of any oral Contracts, an accurate summary of the key and material terms thereof.
Section 2.10    Intellectual Property; IT and Privacy Matters.
(a)    Schedule 2.10(a) sets forth a true, correct and complete list of (i) all registered, applied for or issued items of Intellectual Property included in the Owned Intellectual Property (the "Scheduled Intellectual Property") and (ii) all material unregistered trademarks included in the Owned Intellectual Property, including, for each item of Scheduled Intellectual Property, the record owner, jurisdiction, registration, issuance or application number registration, issuance or application date, as applicable, and status and registrar, as applicable, of each such item. All necessary filing, registration, maintenance and renewal fees currently due and owing in connection with the Scheduled Intellectual Property have been paid to, and all necessary documents, recordations and certifications have been filed with, the appropriate Governmental Body and authorized registrars for the purposes of maintaining, perfecting and recording ownership of all Scheduled Intellectual Property by the Company or its applicable Subsidiary. No issuance or registration obtained or acquired by the Company or its Subsidiaries (as applicable), and no application filed or acquired by the Company or its Subsidiaries (as applicable), for any Scheduled Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or its applicable Subsidiary has, in its reasonable business judgement, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. All Scheduled Intellectual Property is subsisting, valid and enforceable.
(b)    Neither the conduct and operation of the businesses of the Company and its Subsidiaries nor the products and services of the Company and its Subsidiaries ("Company Products"), including the manufacture, use, practice, offering, licensing, provision, sale, distribution or other commercial exploitation of any Company Products, has infringed, misappropriated, diluted or otherwise violated, or infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any Person in any material respect. No member of the Company and its Subsidiaries is the subject of any pending or threatened (either in writing or, to the knowledge of the Company, orally threatened) Legal Proceedings either (i) involving a claim against the Company or its Subsidiaries of infringement, misappropriation, dilution or other violation of any Intellectual Property of any Person, or (ii) challenging the use, ownership, validity or enforceability of any Company Intellectual Property. None of the Company or its Subsidiaries have received any written notice alleging any of the foregoing.
(c)    To the knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property, any Licensed Intellectual Property that is exclusively licensed to any member of the Company and its Subsidiaries or any Company Product, in each case in any material respect, and no such claims have been made against any Person by the Company and its Subsidiaries. None of the Company and its Subsidiaries have received written notice of any such claim.
(d)    The Company and its Subsidiaries are the sole and exclusive owners of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens. The Company and its Subsidiaries have valid, enforceable and continuing rights to use, sell, license, and otherwise commercially exploit, as the case may be, pursuant to a valid written Contract, all Licensed Intellectual Property as the same is used, sold, licensed or otherwise commercially exploited by the Company and its Subsidiaries or as the same is otherwise necessary for the conduct of the business of each of the Company and its Subsidiaries as currently conducted. The Owned Intellectual Property, along with the Licensed Intellectual Property (when used within the scope of the applicable license) (collectively, the "Company Intellectual Property"), constitutes all the Intellectual Property necessary and sufficient for the conduct and operation of the businesses of the Company and its Subsidiaries as currently conducted. None of the Company Intellectual Property, or the Company and its Subsidiaries' rights to own, use, practice, or otherwise commercially exploit the same, will be materially and adversely affected by reasons of the execution and delivery of this Agreement, the performance by any member of the Company and its Subsidiaries obligations hereunder, or the consummation of the Transaction.
(e)    The Company and its Subsidiaries take, and have taken, all commercially reasonable measures necessary to protect and maintain the secrecy, confidentiality and value of (i) all trade secrets included in the Owned Intellectual Property, (ii) all trade secrets of any Person in the possession or control of any of the Company or its Subsidiaries, and (iii) all invention disclosures not covered by any patents owned or patent applications filed by the Company, or to which any of the Company or its Subsidiaries has access or has had access, with respect to which any of the Company or any of its Subsidiaries is subject to confidentiality obligations (collectively, the "Company Trade Secrets"). No Company Trade Secrets have been authorized to be disclosed or have been actually disclosed by any of the Company or its Subsidiaries to any Person other than pursuant to a valid and enforceable written non-disclosure agreement restricting the disclosure and use thereof.
(f)    Except for those Persons identified on Schedule 2.10(f), the Company and its Subsidiaries have each entered into valid and enforceable written Contracts with each Person (including all past and current employees, independent contractors and consultants) involved in the creation, discovery, development or reduction to practice of any material Intellectual Property for or on behalf of the Company or its Subsidiaries

(including all Owned Intellectual Property) pursuant to which such Person has: (i) presently assigned and/or transferred to the Company or its Subsidiaries all such Person's right, title and interest in and to all Intellectual Property or Company Products created, discovered, developed or reduced to practice by such Person in the course of such Person's employment or engagement thereby; and (ii) agreed to hold all Company Trade Secrets and Company proprietary information in confidence both during and after his, her or its employment or engagement, as applicable (the "Personnel IP Contracts"). All Personnel IP Contracts are in full force and effect, and have not suffered a material default or breach. There are no pending or threatening claims from any current or former employees, independent contractors, or consultants of the Company that intend to assert any rights over the Intellectual Property.
(g)    No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Products in a manner that requires the contribution, licensing or disclosure to any third party of any portion of any Owned Intellectual Property (including Software) or that would otherwise diminish or transfer the rights of ownership of any Owned Intellectual Property (including Software) to any third party. The Company and its Subsidiaries have complied and are in compliance with all terms and conditions of all relevant licenses for Open Source Software used in the operation of the businesses of the Company and its Subsidiaries.
(h)    Other than to contractors providing services to the Company and its Subsidiaries pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business, no source code that constitutes Owned Intellectual Property has been disclosed, licensed, released, distributed, escrowed or made available to any Person, and no Person has been granted any rights thereto, and neither the Company nor its Subsidiaries has agreed to disclose, license, release, deliver, or otherwise grant any right thereto under any circumstance.
(i)    All advertising, marketing, and other promotional materials currently being disseminated, and that have been disseminated in the five (5) years preceding the date hereof, by or on behalf of the Company or any of its Subsidiaries (collectively, the "Company Marketing Materials") are in material compliance with all Laws applicable to such Company Marketing Materials and all applicable administrative interpretations of such laws, including the Federal Trade Commission's Guides for the Jewelry, Precious Metals, and Pewter Industries (16 C.F.R. Part 23) and Guides Concerning the Use of Endorsements and Testimonials in Advertising (16 C.F.R. Part 255). To the knowledge of the Company, to the extent that any Company Marketing Materials reproduce the image, likeness, or testimonial of any person, the Company and its Subsidiaries have secured all necessary releases in connection with such images, likenesses, and testimonials. To the knowledge of the Company, any testimonials included in the Company Marketing Materials reflect the honest opinions, findings, beliefs and/or experiences of the individuals providing such testimonials.
(j)    The Company and its Subsidiaries own, or have valid rights to access and use pursuant to a written Contract, all IT Systems. The IT Systems are reasonably adequate for, and operate and perform in all material respects as needed by the Company and its Subsidiaries to conduct their businesses as currently conducted. The IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that could (i) materially disrupt or adversely affect the functionality of any IT Systems, except as disclosed in their documentation, or (ii) enable or assist any Person to access without authorization any IT Systems. The Company and its Subsidiaries have taken commercially reasonable measures to maintain the performance and security of the Company IT Systems. Neither the Company nor its Subsidiaries has suffered a disruption, malfunction, failure or security breach of the Company IT Systems that has caused a material adverse impact to operation the Company's or its Subsidiaries' business. The Company and its Subsidiaries have commercially reasonable back-up and disaster recovery arrangements in the event of a failure.
(k)    The Company and its Subsidiaries are, and have at all times been, in compliance with all Privacy Requirements in all material respects. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information. None of the Company and its Subsidiaries' privacy policies or notices contain any material omissions or are misleading or deceptive. The Company and its Subsidiaries have not received any written notice (including from third parties acting on its behalf) of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements. To the knowledge of the Company, there are no facts or circumstances that could form the basis of any such claim, charge, investigation, or regulatory inquiry.
(l)    The Company and its Subsidiaries have (i) implemented commercially reasonable technical and organizational safeguards to protect all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps to require, including by making contractual commitments to the extent required by applicable Privacy Laws, that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle any Personal Information for or on behalf of the Company and its Subsidiaries have agreed to comply with applicable Privacy Laws. To the knowledge of the Company, any third party who has provided any Personal Information to the Company and its Subsidiaries has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.
(m)    Except as set forth on Schedule 2.10(m), in the past five (5) years, there have been no actual, or, to the knowledge of the Company, suspected, material breaches, security incidents, cyber-attacks, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company and its Subsidiaries or collected, used or processed by or on behalf of the Company and its Subsidiaries, and the Company and its Subsidiaries have not provided or been required to provide any notices to any Person in connection with any security incident or data breach involving of any Personal Information. The Company and its Subsidiaries have conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and have resolved or remediated in all material respects any privacy or data security issues or vulnerabilities identified. Neither the Company and its Subsidiaries nor any third party acting at the direction or authorization of the Company and its Subsidiaries has received any ransomware demand or other threat or have paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any data breach incident or cyber-attack.

(n)    The execution, delivery and performance of this Agreement materially complies with all applicable Privacy Requirements.
Section 2.11    Litigation. Except as set forth on Schedule 2.11, (i) there are no, and during the five (5) years preceding the date hereof, there have not been any, Legal Proceedings or Orders pending or threatened (either in writing or, to the knowledge of the Company, orally) against or by any of the Company and its Subsidiaries, at law or in equity, or before or by any Governmental Body, and (ii) none of the Company or any of its Subsidiaries is, or is threatened (either in writing or, to the knowledge of the Company, orally threatened) to be made, subject to any outstanding Order, in each case of (i) and (ii), which would adversely affect the Company or any of its Subsidiaries or their business or which would or is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transaction or adversely affect the Company's ability to perform any of its obligations under this Agreement. Except as set forth on Schedule 2.11, none of the Company or its Subsidiaries is subject to any outstanding judgment, Order or decree of any Governmental Body as of the date hereof. There is no unsatisfied judgment or any open injunction binding upon any of the Company or its Subsidiaries. With respect to any Legal Proceedings identified on Schedule 2.11, the Company has made available to Purchaser true, correct and complete copies of all material complaints and filings related to such Legal Proceedings or Orders that are within the possession or reasonable control of the Company or any of its Subsidiaries. Except as set forth on Schedule 2.11, to the knowledge of the Company, no basis exists for any Legal Proceeding or Order against or by the Company or any of its Subsidiaries, which would adversely affect their business or seek to enjoin, prevent or delay the Transaction.
Section 2.12    Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any Liability, debt or obligation (including as a result of COVID-19 and COVID-19 Measures), whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since January 2, 2022 in the Ordinary Course of Business of the Company and its Subsidiaries, (c) arising under this Agreement or the performance by the Company of its obligations hereunder, including Transaction Expenses, (d) otherwise disclosed in the Schedules or (e) that are not, individually or in the aggregate, material in amount.
Section 2.13    Governmental Consents. Except as set forth on Schedule 2.13, no authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other agreements to be executed by the Company or the consummation by the Company of any other transaction contemplated hereby other than those that may be required by reason of Purchaser's (as opposed to any other party's) participation in the transactions contemplated hereby.
Section 2.14    Employee Benefit Plans.
(a)    Schedule 2.14(a) contains a complete and correct list of all material Company Plans. With respect to each material Company Plan (but, with respect to any non-U.S. Company Plan, only to the extent reasonably available), the Company has provided to Purchaser true, correct and complete copies of each of the following documents, to the extent applicable: (i) the current plan document and all amendments thereto, or a written summary thereof where the plan is unwritten; (ii) the most recent summary plan description and summaries of material modifications, if any, required under ERISA with respect to any such Company Plan; (iii) the three (3) most recent annual reports on Form 5500, in each case, together with all attachments thereto, with respect to each Company Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to each such Company Plan; (v) all material correspondence to or from any Governmental Body in the last three (3) years with respect to a Company Plan; (vi) IRS Forms 1094-C as filed with the IRS for the last three (3) years and Forms 1095-C as filed with the IRS and provided to employees for the last two (2) years; (vii) nondiscrimination testing for the three (3) most recently completed plan years; and (viii) the ERISA bond, ERISA fiduciary indemnification agreements, trust agreements, insurance contracts, and other funding agreements and arrangements with respect to each Company Plan currently in effect. Each Company Plan (and each related trust, insurance contract or fund) has been established, maintained, in form and operation, funded, invested and administered, as applicable, in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. The Company has in all material respects complied, and currently is in compliance, with COBRA, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including the guidance issued thereunder (the "PPACA"); and the Company has not incurred (whether or not assessed, and including on account of an ERISA Affiliate), and does not reasonably expect to incur or be subject to, any Taxes or other penalties under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Sections 4980B, 4980D or 4980H of the Code. With respect to each Company Plan, all material contributions, premiums, reimbursements, accruals and payments (including all employer contributions and employee salary reduction contributions) due on or before the date hereof have been made and all material obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company's financial statements to the extent required by GAAP. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received, or relied upon, a favorable determination letter, or opinion letter, from the IRS; and to the knowledge of the Company, no event or circumstance has occurred since the date of such determination or opinion letter that would adversely affect the qualified status of any such Company Plan. There are no Governmental Body or individual audits, requests for information, penalties, actions, suits or proceedings (other than routine claims for benefits) pending or to the knowledge of the Company expressly threatened in writing against any Company Plan, as of the date hereof. There have been no non-exempt "prohibited transactions" (as defined in Code Section 4975 or Section 406 of ERISA) with respect to any Company Plan. There have been no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Plan that would result in material Liability to the Company or its Subsidiaries.
(b)    None of the Company and its Subsidiaries has any current or contingent Liability or obligation (including on account of any ERISA Affiliate) in respect of a single employer "pension plan" (as defined in Section 3(2) of ERISA) which is subject to Sections 412 or 430 of the Code or Section 302 or Title IV of ERISA; and neither the Company nor its Subsidiaries is subject to any Company Plan-related Lien under ERISA or the Code.
(c)    Except as listed on Schedule 2.14(c), none of the Company and its Subsidiaries have incurred any current or projected Liability in respect of post-

employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any of the Company and its Subsidiaries, except as required to avoid an excise Tax under COBRA and for which the recipient pays the full premium cost.
(d)    None of the Company and its Subsidiaries have any current or contingent Liability or obligation with respect to any Multiemployer Plan, "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA) or "multiple employer plan" to which Code Section 413(c) applies (including on account of any ERISA Affiliate).
(e)    Neither the execution of this Agreement nor the consummation of the Transaction (whether alone or in connection with any other event(s)) is reasonably expected to: (i) result in any material payment or benefits becoming due to any current or former employee, service provider, individual independent contractor or director of any of the Company or any of its Subsidiaries under any Company Plan; (ii) materially increase the amount of any payment due to any current or former employee, service provider, individual independent contractor or director of any of the Company or any of its Subsidiaries or under any Company Plan; (iii) result in the acceleration of the time of payment or the funding or vesting of any payment of compensation or provision of benefits to any Company Employee under any of the Company Plans; (iv) limit the right to merge, materially amend or terminate any Company Plan (except any limitations imposed by applicable Law, if any); or (v) result in the forfeiture of any compensation or benefits under any Company Plan or otherwise. No insurance policy or other agreement relating to a Company Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.
(f)    Each Company Plan which constitutes in any part a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) has been established, operated and maintained in compliance with Section 409A of the Code in all material respects. None of the Company and its Subsidiaries are party to any agreement providing for a gross-up, reimbursement or payment of Taxes to an individual who incurs Taxes under Sections 409A or 4999 of the Code.
(g)    No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of any of the Company or any of its Subsidiaries who is reasonably expected to be a "disqualified individual" within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transaction.
(h)    With respect to each Company Plan established or maintained outside of the United States for the benefit of employees and service providers of the Company and its Subsidiaries residing outside of the United States (a "Foreign Benefit Plan"): (i) all employer and employee contributions required by applicable Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the Liability of each insurer for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligation with respect to all current or former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transactions contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Body.
Section 2.15    Insurance. Schedule 2.15 sets forth a list of all insurance policies maintained by the Company or any of its Subsidiaries currently in effect that cover any portion of the assets, properties, activities or businesses of the Company or its Subsidiaries or their respective directors, officers, agents or employees, identifying the insurer the types and amounts of coverage and expiration date, and true and correct copies of such policies have been made available to the Purchaser.  Each such insurance policy is in full force and effect in accordance with its terms, including any required notification of change of ownership, with all premiums due and payable thereon having been paid in full on a timely basis, and are maintained and expected to remain in full force and effect following the consummation of the Transaction.  None of the Company or any of its Subsidiaries is in material default or material breach or has otherwise failed to comply with, in any material respect, any provision contained in any such policy.  No written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect in accordance with its terms or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by the Company or any of its Subsidiaries.  There are no material claims under such insurance policies that have not been timely and properly reported to an insurer, or as to which any insurer has questioned or denied liability or has communicated a reservation of rights as to coverage. None of the Company or any of its Subsidiaries has any self-insurance arrangements.
Section 2.16    Environmental Matters.
(a)    The Company and its Subsidiaries are and have been in compliance in all material respects for the past five (5) years with all Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all material Environmental Permits, in each case required for their operations and their occupancy of any real property, which such Environmental Permits are in full force and effect and have been appropriately maintained; the Company and its Subsidiaries have not received any written notice, nor, to the knowledge of the Company, is there any current proposal or requirement to amend, revoke or replace any such Environmental Permit;
(b)    None of the Company and its Subsidiaries have received any written notice, demand, letter, or request for information, complaint, Order, or other document from any Governmental Body or Person regarding any actual or alleged material violation of or material Liability under any Environmental Laws or material penalty with respect thereto and, at all times during the past five (5) years, there has not been, and there are not presently any Environmental Claims pending, threatened in writing, or, to the knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries;

(c)    None of the Company and its Subsidiaries are subject to any pending or, to the knowledge of the Company, threatened, Legal Proceedings asserting a remedial obligation or material Liability under Environmental Laws;
(d)    None of the Company and its Subsidiaries are subject to any outstanding material Liabilities pursuant to any applicable Environmental Law;
(e)    None of the Company and its Subsidiaries nor, to the knowledge of the Company, any predecessor of any of the Company and its Subsidiaries, has used, manufactured, treated or stored any Hazardous Material, other than in the Ordinary Course of Business and in material compliance with Environmental Laws, or Released any Hazardous Material on, under, from or at any real property currently or formerly owned, operated or leased by any of the Company and its Subsidiaries;
(f)    None of the Company and its Subsidiaries nor, to the knowledge of the Company, any entity previously owned by, or any predecessors of, the Company and its Subsidiaries, have transported or arranged for the transportation of any Hazardous Material to any off-site location, or arranged for the treatment, storage, handling, disposal, or other management of any Hazardous Material at any off-site location; and
(g)    The Company and its Subsidiaries have made available to Purchaser in the Dataroom true and correct copies of all environmental assessments or other material, environmental reports, audits, studies, investigations or tests relating to the Company and its Subsidiaries or any real property currently or formerly owned, operated or leased by any of the Company and its Subsidiaries, in each case that is, in its possession or reasonable control and that relates to the Company or its Subsidiaries or their current or former facilities or operations, including the Leased Real Property, or concerning their compliance with Environmental Laws.
(h)    To the knowledge of the Company, there are no conditions or circumstances that could reasonably be expected to prevent or interfere with the use of the Leased Real Property, or the operation of the business, in material compliance with Environmental Laws and any Environmental Permits. The Company and its Subsidiaries are, and have been, in compliance in all material respects with and have not been in violation of, in noncompliance with, or liable under any occupational safety Laws.
(i)    The Company and its Subsidiaries have not assumed, provided an indemnity with respect to or otherwise accepted or undertaken a material liability of any other Person with respect to Environmental Laws or any Hazardous Materials.
Section 2.17    Affiliated Transactions. Except for any assets, property, services or rights to be made available to the Company or its Subsidiaries pursuant to employment relationships, and the provision of compensation and benefits to employees in the Ordinary Course of Business, or as set forth on Schedule 2.17, no equity holder, officer, director, employee, member, manager or Affiliate of any of the Company or any of its Subsidiaries, including Seller and any of its Affiliates or, to the knowledge of the Company, any individual by blood, marriage or adoption to any such Person in which any such Person owns or has any interest in, has any ownership or right, title or other interest in any material tangible (real or personal) or intangible property or assets of or used by, or is a party to any agreement or Contract or transaction that is still in effect with, or performs any services for, or on behalf of, any of the Company or its Subsidiaries.

Section 2.18    Broker Fees. Except as set forth on Schedule 2.18, neither the Company or any of its Subsidiaries has entered into any Contract, arrangement or understanding with any Person or firm that may result in the obligation of the Company or any of its Subsidiaries to pay any finder's fees, brokerage or agent's commissions or other like payments or commissions in connection with the negotiations leading to this Agreement and the Transaction.
Section 2.19    Permits; Compliance with Laws; Vendor Compliance.
(a)    Except as set forth on Schedule 2.19(a), each of the Company and its Subsidiaries holds, and is and for the past five (5) years has been, in compliance in all material respects with, all material Permits necessary or required for the operation of the Company and its Subsidiaries in the manner and places conducted as of the date of this Agreement and required to own, lease, license or use all of its assets. All of such material Permits held by or issued to the Company or any of its Subsidiaries, as applicable, are in full force and effect and, to the knowledge of the Company, no condition exists that would constitute a default under such material Permits. No written notice has been issued to, and no Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries that would reasonably be expected to lead to the revocation, amendment, failure to renew, suspension, withdrawal, termination or modification of any such material Permit.
(b)    Except as set forth on Schedule 2.19(b), (i) the Company and its Subsidiaries comply and for the past five (5) years have complied, in all material respects, with all Laws (including any Laws or Orders related to COVID-19) applicable to the Company and its Subsidiaries, their business, their properties or their assets, and (ii) none of the Company or any of its Subsidiaries have, during the past five (5) years, received any written notice of any Legal Proceeding against it alleging any material failure to comply with any applicable Law (including any Laws or Orders related to COVID-19), nor, to the knowledge of the Company, has any such written notice been issued, filed or commenced against the Company or any of its Subsidiaries alleging, in each case, that the Company or any of its Subsidiaries is not in material compliance with any applicable Law (including any Laws or Orders related to COVID-19).
(c)    The Company does not and has not purchased rough diamonds from its suppliers. Without limiting the foregoing, the Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws relating to diamonds, gemstones and jewelry administration (including the Supervision of Diamonds Law, Import and Export, 1979, the Kimberley Process, the Clean Diamond Trade Act, the Rough Diamonds Control Regulations and any other conflict minerals Laws) (collectively, "Jewelry Laws"). To the knowledge of the Company, all provided diamonds have been purchased by the Company or its Subsidiaries from sources who are registered dealers and Kimberley Process-certified and not involved in funding conflict and are in full compliance with the United Nations resolutions and all other similar applicable regulation governing such matters. Neither the Company nor any Subsidiary has received any notice of or been charged with the violation of any Jewelry Law. To the Company's knowledge, neither the Company nor any Subsidiary has been under investigation with respect to the violation of any Jewelry Laws.
(d)    The Company has made available to Purchaser true, correct and complete copies of the Company Vendor Policies and the Company's Vendor Standards Manual.

(i) Each of the Company and its Subsidiaries have conducted its transactions in compliance in all material respects with applicable Company Vendor Policies and (ii) to the knowledge of the Company, suppliers and other business partners of the Company and its Subsidiaries have (A) complied in all material respects with the Company Vendor Policies and (B) complied in all material respects with the other provisions of the Company's Vendor Standards Manual.
Section 2.20    International Trade Compliance; Sanctions. The Company and each of its Subsidiaries (a) are in material compliance and have in the past five (5) years complied in all material respects with all applicable Sanctions Laws and applicable import, export, and other international trade Laws, including the U.S. Export Administration Regulations, 15 CFR Parts 730-774, administered by the Department of Commerce, and applicable Customs and Border Protection regulations under 19 CFR Parts 1-199, administered by the Department of Homeland Security, the Clean Diamond Trade Act, and any other applicable Laws related to the sourcing, export, or import of items, materials, technology, data, or services; and (b) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any required filings with, any applicable Governmental Body for the import, export, re-export, deemed export, deemed re-export, or transfer required under the international trade Laws and Sanctions Laws (the "Trade Approvals"). There are no material pending or, to the knowledge of the Company, threatened claims, complaints, charges, investigations, voluntary disclosures by or legal proceedings against or involving any of the Company or its Subsidiaries related to any international trade Laws or Sanctions Laws or any Trade Approvals. None of the Company or its Subsidiaries or any of their respective directors, officers, employees, or, to the knowledge of the Company, agents is (a) a Person that is, or is acting under the direction of, on behalf of or for the benefit of a Person that is, or is owned or controlled by a Person that (i) is the target of Sanctions Laws or restrictive export controls, (ii) is located, organized or resident in a country or territory that is the target of comprehensive trade sanctions under Sanctions Laws (i.e., as of the date hereof, Cuba, Iran, North Korea, Syria, and the Luhansk, Donetsk, and Crimea regions of Ukraine), or (iii) is otherwise a Person with which transactions are prohibited under Sanctions Laws, or (b) has transacted business with any of the foregoing Persons or in any of the foregoing jurisdictions, as applicable.
Section 2.21    Employees.
(a)    The Company has made available a true, correct, and complete in all material respects list of all current employees of the Company and its Subsidiaries (taken as a whole) as of the date of such list, showing date of hire, hourly rate or salary or other basis of non-discretionary cash compensation, including annual bonus payments (if applicable), full-time or part-time status, exempt or non-exempt status, and job title or position.
(b)    None of the Company and its Subsidiaries are party to or bound by any collective bargaining agreement or any other type of labor-related, Contract with any union or labor organization, and there are no collective bargaining agreements or other labor-related Contracts covering any employee or group of employees of the Company and its Subsidiaries. No union, labor organization, or group of employees of the Company and its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company and its Subsidiaries, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. Except as set forth on Schedule 2.21(b): (i) to the knowledge of the Company, there are and within the past five (5) years have been no union organizing activities involving employees of the Company and its Subsidiaries; (ii) there are no pending or, to the knowledge of the Company, threatened strikes, work stoppages, walkouts, slowdowns, lockouts, unfair labor practice charges, material grievances or other similar labor disputes pending or, to the knowledge of the Company, threatened against the Company and its Subsidiaries or any employee of the Company and its Subsidiaries, and no such disputes have occurred within the past five (5) years; and (iii) within the past five (5) years, none of the Company and its Subsidiaries have committed a unfair labor practice, and there are no pending or, to the knowledge of the Company, threatened, unfair labor practice charges or complaints against any of the Company and its Subsidiaries.
(c)    The Company and its Subsidiaries are, and for the past five (5) years, have been, in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages (including minimum wage and overtime), hours of work, child labor, equal employment opportunity, discrimination, harassment, retaliation, whistleblowing, disability accommodation, leaves of absence, paid and unpaid time off, vacation, benefits, hiring, promotion, and termination of employees, civil rights, payroll withholdings and deductions (including payment of social security, payroll, and other mandatory employment-related Taxes), classification and payment of employees, independent contractors and consultants, temporary employees, interns, joint employment, employment equity, WARN and any similar state or local "mass layoff" or "plant closing" Law, collective bargaining, occupational health and safety, workers' compensation, unemployment compensation insurance, and immigration and authorization to lawfully work in the United States. None of the Company and its Subsidiaries have taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN with the six (6) months prior to the Closing.
(d)    There are no complaints, charges or claims against the Company and its Subsidiaries pending or, to knowledge of the Company, threatened that could be brought or filed with any Governmental Body, or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company and its Subsidiaries, of any individual.
(e)    The Company and its Subsidiaries have incurred no material outstanding Liability arising from the: (i) failure to pay wages (including overtime wages), (ii) misclassification of employees as independent contractors or, (iii) misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws, in each case of (i) through (iii) within the past five (5) years. For the past five (5) years, all wages and benefits due to the Company and its Subsidiaries' employees, and all compensation due to the Company and its Subsidiaries' individual consultants and independent contractors, have been paid in accordance with applicable Law in all material respects. There are no complaints, charges, or claims against the Company and its Subsidiaries pending, or, to the knowledge of Company, threatened, relating to any actual or alleged failure to pay wages (including overtime wages) or misclassification of employees as either independent contractors or as exempt employees.

(f)    To the knowledge of the Company, the current employees of the Company and its Subsidiaries who work in the United States are authorized and have appropriate documentation to work in the United States. None of the Company and its Subsidiaries have, in the past five (5) years, been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement ("ICE"), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company and its Subsidiaries. To the knowledge of the Company, the Company and its Subsidiaries have never received any "no match" notices from ICE, the Social Security Administration, or the IRS with respect to current employees.
(g)    The Company and its Subsidiaries have reasonably investigated all employment discrimination (including hostile work environment), harassment (including sexual harassment), and retaliation allegations of, or against, the Company and its Subsidiaries and any employee of the Company and its Subsidiaries brought to or otherwise reasonably within the Company's knowledge.
(h)    To the Company's knowledge, no officer or employee of the Company or any of its Subsidiaries earning annual base cash compensation in excess of $200,000 intends to terminate his or her employment relationship with the Company or any of its Subsidiaries within twelve (12) months following Closing.
(i)    The employment of the employees of the Company and its Subsidiaries located in the United States is "at will" and the Company and its Subsidiaries do not have any limitation on their respective right to terminate the employment of any employee of the Company or the Subsidiaries located in the United States, nor any obligation to provide any particular form or period of notice prior to terminating the employment of any such employees, nor to provide any severance or other cash or other consideration to such employees upon termination of employment, except as disclosed on Schedule 2.21(i).
(j)    To the Company's knowledge, no officer, director, current employee, consultant, or independent contractor to the Company and its Subsidiaries is bound by any Contract, including any employment agreement, non-competition, or non-solicitation agreement, or other restrictive covenant, that is in conflict with the ability of such Person to engage in his or her duties and responsibilities to the Company and its Subsidiaries.
(k)    Company and its Subsidiaries are not party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to Company and its Subsidiaries' employees or employment practices.
Section 2.22    Anti-Corruption. None of the Company or any of its Subsidiaries, or any of their respective officers, directors, managers, employees or, to the Company's knowledge, any agents or other Person acting or purporting to act on behalf of any of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment or unlawfully offered, promised, or authorized the giving of anything of value to any Person, private or public, regardless of form; (c) except as set forth on Schedule 2.22(c), materially violated any applicable anti-money laundering, anti-terrorism Law or regulation, the United States Foreign Corrupt Practices Act of 1977, as amended ("FCPA"), or any other applicable anti-money laundering, anti-corruption or anti-bribery Law; (d) has directly or indirectly offered, given, promised to give, or authorized the giving of any money or anything of value to any Person (i) to obtain favorable treatment in securing or retaining business, (ii) to pay for favorable treatment for business secured or retained, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, its Subsidiaries, or any Affiliate of the Company or its Subsidiaries, or (iv) in material violation of any Law; or (e) established or maintained any material fund or asset for the benefit of the Company or any of its Subsidiaries that has not been recorded in the books and records of the Company. There are and have been no internal investigations, third party investigations (including by any Governmental Body), internal or external audits, or internal or external reports that address or allege material violations by any of the Company and its Subsidiaries of any applicable anti-corruption, anti-bribery, or anti-money laundering Law, including the FCPA.
Section 2.23    Suppliers. Schedule 2.23 sets forth a list of the top ten (10) suppliers of the Company and its Subsidiaries, on a consolidated basis (by volume of purchases from such suppliers) (collectively, the "Material Suppliers"), for the fiscal years ended December 31, 2021 and December 31, 2020, and 2022 year to date. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Material Supplier to the effect that any such Material Supplier will stop, materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any of its Subsidiaries (whether as a result of the consummation of the Transaction or otherwise). Except as set forth on Schedule 2.23, there are no claims for indemnification, contribution, reimbursement, or subrogation by or against the Company or any of its Subsidiaries with respect to any Material Supplier.
Section 2.24    [Reserved.]
Section 2.25    Warranties; Product. Schedule 2.25(a) sets forth the Company's and any of its Subsidiaries' standard warranty terms. Each of the products and services developed, sold, delivered, or distributed by the Company or its Subsidiaries (the "Products") meets, and since for the past five (5) years has met, in all material respects, all applicable standards for quality and workmanship prescribed by applicable Law or otherwise set forth in the contractual agreements or the product literature of the Company or its Subsidiaries and has been labeled in all material respects in accordance with all applicable Laws. Except as described on Schedule 2.25(b), for the past five (5) years (a) neither the Company nor its Subsidiaries has materially breached any Product guarantee, and (b) other than jewelry repair claims in the Ordinary Course of Business, no material customer claims have been made under the product or service warranties or guarantees of the Company or its Subsidiaries. Except as set forth on Schedule 2.25(c), neither the Company nor its Subsidiaries has any material Liability arising out of any injury to any Person or property as a result of the ownership, possession, or use of any Products sold, leased, distributed, or delivered, or any services rendered, by the Company or its Subsidiaries.
Section 2.26    Inventory. Except as set forth on Schedule 2.26(a), all inventory, whether or not reflected in the Financial Statements, (i) is normal and merchantable and consists of a quality and quantity presently usable and salable in the Ordinary Course of Business, except for obsolete items and items of below standard quality, all of which have been written off or written down (including by way of creating a reserve or allowance) to net realizable value in the Financial Statements or on the accounting records of the Company and its Subsidiaries and except for such de minimis defective inventory that arises in the Ordinary Course of Business and is not required by GAAP to be recorded on Financial Statements; (ii) is of such quality as to meet the quality control standards of the Company and its Subsidiaries and any applicable governmental quality control standard; (iii) consists primarily of products purchased for resale and in the Ordinary Course of Business; and (iv) is in the physical possession and control of the Company or its Subsidiaries or their grading laboratories or vendors that are processing or holding such inventory on behalf of the Company or its Subsidiaries, or in transit to or from a customer or supplier of the Company or its Subsidiaries and subject to their control. All such inventory is owned by the Company and its Subsidiaries free and clear of all Liens, other than the Permitted Liens, and no inventory is held on a consignment basis, except as set forth on Schedule 2.26(b), which contains a true and correct summary of the consigned inventory held by the Company and its Subsidiaries, based on the value and number of units of such consigned inventory on hand as of June 30, 2022. The Company and its Subsidiaries have no commitments to buy any of the consigned inventory. All inventory complies with all applicable Laws and with the requirements of the Contracts to which such inventory relates, in each case in all material respects.  The Company and its Subsidiaries will have on hand as of the Closing such quantities of inventory as are reasonably required to continue the business of the Company and its Subsidiaries immediately after the Closing consistent with past practice and such quantities of inventory are not excessive.
Section 2.27    SPAC Termination Agreement. The Company has delivered to Purchaser a true, correct and complete copy of the Termination Agreement. The Termination Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company or, to the knowledge of the Company, the other parties thereto.  The Termination Agreement is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Termination Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company, or, to the knowledge of the Company, any other party thereto, under any term or condition of the Termination Agreement. To the Company’s knowledge, there are no disputes or claims related to or in connection with the termination of the Business Combination Agreement or the transactions contemplated thereby.
Section 2.28    No Additional Representations or Warranties. Notwithstanding anything contained in this Article II or any other provision of this Agreement to the contrary, except for the representations and warranties contained in this Article II (as qualified by the Disclosure Schedules) or in any document or certificate delivered hereunder (which are the sole and exclusive representations and warranties made by the Company or any other Person on behalf of the Company to the Purchaser Group in connection with the Transaction and all other representations and warranties made by the Company or any other Person on behalf of the Company whether expressed or implied are specifically disclaimed by the Purchaser Group) and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement), Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither the Company nor any other Person on behalf of the Company makes, and neither Purchaser nor any member of the Purchaser Group is relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Purchaser or any of its Affiliates or Advisors.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as set forth in this Article III, subject to Section 10.10, and except as set forth in the Disclosure Schedules.
Section 3.01    Organization and Power. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
Section 3.02    Authorization. The execution, delivery and performance of this Agreement by Seller, and the consummation of the Transaction by Seller, have been duly and validly authorized by all requisite organizational action of Seller, and no other organizational proceedings on the part of Seller are necessary to authorize the execution, delivery or performance of this Agreement by Seller. This Agreement has been duly and validly executed and delivered by Seller, and, assuming that this Agreement is a valid and binding obligation of the Company and Purchaser, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other Laws affecting the enforcement of creditors' rights or general principles of equity.
Section 3.03    No Violation. Seller is not subject to or obligated under its Organizational Documents, any material applicable Law, or material rule or regulation of any Governmental Body, or any material agreement or instrument, or any material license, franchise or permit, or subject to any Order, that would be contravened in any material respect, conflicted with in any material respect or result in a material violation or breach thereof by Seller's execution, delivery or performance of this Agreement or the consummation of the Transaction and the performance by Seller or its obligations hereunder.
Section 3.04    Governmental Bodies; Consents. Seller is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation of the Transaction, except (a) any filings required to be made, and any consents or approvals and the expiration or termination of any applicable waiting periods under the HSR Act or any other applicable Competition Laws, and (b) such filings as may be required by any applicable federal or state securities or "blue sky" Laws. Except as contemplated by the foregoing sentence, the execution and delivery by Seller of this Agreement, and the consummation of the Transaction, and performance by Seller of its obligations hereunder, will not require the consent of any Person or result in the imposition or creation of any Liens upon or with respect to any of the Company Stock or, to the knowledge of Seller, any other equity interests of the Company.

Section 3.05    Title to the Company Stock. Seller has, and as of the Closing will have, good and valid title to, and is the record and beneficial owner of, all of the Company Stock, free and clear of all Liens other than restrictions on transfer under applicable federal and state securities Laws. There are no outstanding options, warrants, call or other rights or agreements to which Seller is a party requiring Seller to sell or transfer the Company Stock to any Person other than as provided in this Agreement. Except as set forth on Schedule 3.05, Seller is not party to any voting trust or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of its Company Stock.
Section 3.06    Litigation. There are no Legal Proceedings or Orders pending or threatened (either in writing or, to the knowledge of Seller, orally threatened), against or by or otherwise affecting Seller, at law or in equity, before or by any Governmental Body that would, individually or in the aggregate, reasonably be expected to adversely affect Seller's performance under this Agreement or the consummation of the Transaction. Seller is not and is not threatened (either in writing or, to the knowledge of Seller, orally threatened) to be made subject to any outstanding Order that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or any other material equitable relief with respect to, the Transaction, or that would, individually or in the aggregate, reasonably be expected to adversely affect Seller's ability to consummate the Transaction or adversely affect Seller's ability to perform any of its material obligations under this Agreement.
Section 3.07    Brokers or Finders. Seller has not entered into any Contract with any Person that may result in the obligation of Seller to pay any finder's fees, brokerage or agent's commissions or other like payments or commissions in connection with this Agreement and the Transaction, other than as set forth on Schedule 3.07.
Section 3.08    SPAC. To the Seller’s knowledge, there are no disputes or claims related to or in connection with the termination of the Business Combination Agreement or the transactions contemplated thereby.
Section 3.09    No Additional Representations or Warranties. Notwithstanding anything contained in this Article III or any other provision of this Agreement to the contrary, except for the representations and warranties contained in this Article III (as qualified by the Disclosure Schedules) or in any document or certificate delivered hereunder (which are the sole and exclusive representations and warranties made by Seller or any other Person on behalf of Seller to the Purchaser Group in connection with the Transaction and all other representations and warranties made by Seller or any other Person on behalf of Seller whether expressed or implied are specifically disclaimed by the Purchaser Group) and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement), Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither Seller nor any other Person on behalf of Seller makes, and neither Purchaser nor any member of the Purchaser Group is relying on, any other express or implied representation or warranty with respect to Seller or any of its Subsidiaries or with respect to any other information provided to Purchaser or any of its Affiliates or Advisors.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to each of Seller and the Company as set forth in this Article IV.
Section 4.01    Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform all of its obligations hereunder.
Section 4.02    Authorization. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transaction by Purchaser have been duly and validly authorized by all requisite corporate action by Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming that this Agreement is a valid and binding obligation of the Company and Seller, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other Laws affecting the enforcement of creditors' rights or general principles of equity.
Section 4.03    No Violation. Purchaser is not subject to or obligated under its certificate of incorporation or bylaws (or equivalent Organizational Documents), any material applicable Law, or material rule or regulation of any Governmental Body, or any material agreement or instrument, or any material license, franchise or permit, or subject to any Order, that would be contravened in any material respect, conflicted with in any material respect or result in a material violation or breach thereof by Purchaser's execution, delivery or performance of this Agreement or the consummation of the Transaction and the performance by Purchaser or its obligations hereunder.
Section 4.04    Governmental Bodies; Consents. Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the consummation of the Transaction, except (a) any filings required to be made under the HSR Act or any other applicable Competition Laws, and (b) such filings as may be required by any applicable federal or state securities or "blue sky" Laws. Except as contemplated by the foregoing sentence, the execution and delivery by Purchaser of this Agreement, and the consummation of the Transaction, and performance by Purchaser of its obligations hereunder, will not require the consent of any Person.
Section 4.05    Litigation. There are no Legal Proceedings or Orders pending or, to Purchaser's knowledge, threatened (either in writing or, to the knowledge of Purchaser, orally threatened) against or affecting Purchaser at law or in equity, or before or by any Governmental Body, that would, individually or in the aggregate, reasonably be expected to adversely affect Purchaser's performance under this Agreement or the consummation of the Transaction. Purchaser is not and, to the knowledge of Purchaser, is not threatened in writing to be made subject to any outstanding Order that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or any other material equitable relief with respect to, the Transaction, or that would, individually or in the aggregate, reasonably be expected to adversely affect Purchaser's ability to consummate the Transaction or adversely affect Purchaser's ability to perform any of its material obligations under this Agreement.
Section 4.06    Broker Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the Transaction.
Section 4.07    Investment Representation. Purchaser is acquiring the Company Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an "accredited investor" within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933 (the "Securities Act"). Purchaser is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the acquiring and holding the Company Stock and is able to bear the substantial economic risk of such investment for an indefinite period of time. Purchaser acknowledges that it has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Seller and the Company concerning the risks of investing in the Company.
Section 4.08    Financial Capability. Purchaser has, and will have at the Closing, sufficient immediately available funds to pay the full Transaction Price and to make all other payments required to be made by Purchaser under this Agreement, including (i) the amounts payable pursuant to Section 1.04, including amounts owing pursuant to the outstanding amount of Funded Indebtedness, the Series C Redemption Price and the Transaction Expenses, and (ii) all of the fees, costs and expenses of Purchaser arising from or related to this Agreement or the consummation of the Transaction, and to otherwise consummate the Transaction in accordance with the terms hereof.
Section 4.09    Solvency. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors.
Section 4.10    No Additional Representations or Warranties. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, except for the representations and warranties contained in this Article IV (as qualified by the Disclosure Schedules or in any document or certificate delivered hereunder (which are the sole and exclusive representations and warranties made by Purchaser or any other Person on behalf of Purchaser to the Seller Parties in connection with the Transaction, and all other representations and warranties made by Purchaser or any other Person on behalf of Purchaser whether expressed or implied are specifically disclaimed by the Seller Parties) and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement), each of Seller and the Company, on behalf of themselves and the Seller Parties, acknowledges and agrees, that neither Purchaser nor any other Person on behalf of Purchaser makes, and none of the Seller Parties is relying on, any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Seller Parties by Purchaser.

Section 4.11    No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the Express Representations constitute the sole and exclusive representations, warranties and statements of any kind to Purchaser in connection with the Transaction and that all other representations, warranties and statements of any kind or nature expressed or implied are specifically disclaimed by the Company and Seller. Purchaser acknowledges, on its own behalf and on behalf of the Purchaser Group, that it has conducted to their sole satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, contracts and prospects of the Company and its Subsidiaries, and, in making its determination to proceed with the Transaction, Purchaser has relied solely on the results of the Purchaser Group's own independent investigation and verification, and has not relied on, is not relying on, and will not rely on, Seller, the Company, any Subsidiary of the Company, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the "Project Aqua" datasite administered by Donnelley Financial Solutions (the "Dataroom"), the Projections or any information, statements, disclosures or materials, in each case, whether written or oral, provided by, or as part of, any of the foregoing or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations. Notwithstanding the foregoing, nothing in this Section 4.11 will preclude bringing any claims with respect to Fraud.
ARTICLE V
COVENANTS OF THE COMPANY AND SELLER
Section 5.01    Conduct of the Business.
(a)    From the date of this Agreement until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), except as (x) set forth on Schedule 5.01, (y) required by Law or (z) required to comply with COVID-19 Measures or otherwise taken (or not taken) by the Company or its Subsidiaries reasonably and in good faith to respond to COVID-19 or COVID-19 Measures in a manner and form substantially consistent with any actions taken (or not taken) by the Company or its Subsidiaries prior to the date of this Agreement in response to or in connection with COVID-19 or COVID-19 Measures, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to conduct its and its Subsidiaries' business in the Ordinary Course of Business and preserve intact the Company and its Subsidiaries' business organization and current business relationships with third parties in the Ordinary Course of Business (including lessors, licensors, suppliers, distributors, customers, employees, lenders, regulators and others having business relationships with the Company or any of its Subsidiaries) in all material respects; provided that (i) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.01(b) will be deemed a breach of this Section 5.01(a), unless such action would constitute a breach of one or more of such provisions, (ii) the Company and its Subsidiaries' failure to take any action prohibited by Section 5.01(b) will not be a breach of this Section 5.01(a); and (iii) in the event that the Company or its Subsidiaries reasonably and in good faith determines that it is necessary to take action in response to or in connection with COVID-19 or COVID-19 Measures, then, to the extent reasonably practicable, the Company will provide notice to Purchaser and the parties will reasonably consult and cooperate before taking such action.

(b)    From the date of this Agreement until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), except as (v) otherwise specifically contemplated or permitted by this Agreement, (w) set forth on Schedule 5.01, (x) consented to in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), (y) required by Law or (z) required to comply with COVID-19 Measures or otherwise taken (or not taken) by the Company or its Subsidiaries reasonably and in good faith to respond to COVID-19 or COVID-19 Measures in a manner and form substantially consistent with any actions taken (or not taken) by the Company or its Subsidiaries prior to the date of this Agreement in response to or in connection with COVID-19 or COVID-19 Measures (subject to Section 5.01(a)(iii)), the Company will not, and will not permit its Subsidiaries to:
(i)    change, modify or amend the Organizational Documents of the Company or any of its Subsidiaries;
(ii)    make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiaries of the Company;
(iii)    enter into, assume, assign, partially or completely amend or modify or terminate (excluding any expiration in accordance with its terms) any labor or collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound;
(iv)    (A) issue, deliver, sell, transfer, pledge, dispose of or create, impose or place any Lien (other than a Lien arising in connection with the Credit Facility for which prompt written notice is provided to Purchaser) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (B) issue, sell, redeem, purchase, dispose of, grant or deliver any options, warrants or other rights to (including upon conversion, exchange or exercise) any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries;
(v)    sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets (including the Owned Real Property), rights or properties of the Company and its Subsidiaries, other than the sale or license of Software, goods and services to customers in the Ordinary Course of Business, or the sale or other disposition of inventory in the Ordinary Course of Business;
(vi)    sell, license, assign, transfer, waive, abandon, allow to lapse, fail to maintain or otherwise dispose of any Intellectual Property (other than (A) nonexclusive licenses granted in the Ordinary Course of Business and (B) with respect to Intellectual Property that the Company and its Subsidiaries have determined, in the exercise of their commercially reasonable business judgment, to be immaterial or obsolete) or disclose any Company Trade Secrets to any Person (other than in the Ordinary Course of Business to a Person bound by adequate, written confidentiality obligations);

(vii)    (A) pay, discharge, settle, satisfy, cancel or compromise any claim, Liabilities, or Indebtedness owed to the Company or any of its Subsidiaries in excess of $250,000 in the aggregate, (B) settle any pending or threatened Legal Proceeding (I) if such settlement would require (x) payment by the Company in an amount greater than $250,000 or (y) any of the Company or its Subsidiaries to perform or satisfy any continuing obligations, (II) to the extent such settlement includes an agreement to accept or concede injunctive relief or (III) to the extent such settlement involves a Governmental Body or alleged wrongdoing, or (C) agree to modify any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;
(viii)    (A) increase in any material manner the compensation of any of its officers or employees, except in the Ordinary Course of Business or as required by any Law or pursuant to any agreement set forth on Schedule 2.14(a), (B) materially increase the benefits under any Company Plan, adopt any new Company Plan, amend, modify or terminate any existing Company Plan, except as required by applicable Law and except for any bonus or similar arrangement that is a Transaction Expense, (C) hire or terminate any officer of the Company or any of its Subsidiaries or (D) enter into, amend or terminate any material employment, retention, change in control agreement or other similar arrangement with any employee, except as otherwise permitted by clause (B) hereof;
(ix)    directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;
(x)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or make any loans or advance any money or other property to any Person, except for (A) travel and similar advances to employees in the Ordinary Course of Business, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the Ordinary Course of Business or (C) trade credit extended to customers of the Company or any of its Subsidiaries in the Ordinary Course of Business;
(xi)    enter into, assume, assign, amend, modify, renew or terminate (excluding any expiration in accordance with its terms) any Material Contract, or any lease related to the Leased Real Property;
(xii)    redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;
(xiii)    adjust, split, combine, subdivide, recapitalize, reclassify, distribute or like change in respect of any shares of capital stock or other equity interests or securities of the Company or any of its Subsidiaries;

(xiv)    make any material change in its accounting principles, practices or methods of accounting, other than as may be required by a change in applicable Law, GAAP or regulatory guidelines;
(xv)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Transaction) or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xvi)    make, change, or rescind any income or other material Tax election; adopt or change any material financial or Tax accounting methods, principles, or practices; file any amended income or other material Tax Return; settle or compromise any income or other material Tax Liability; enter into any closing agreement with respect to Tax; consent to any extension or waiver of the limitations period applicable to any income or other material Tax claim or assessment; surrender or allow to expire any right to claim a refund; enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are in the Ordinary Course of Business and not primarily relating to Taxes); request a ruling or similar guidance from any Governmental Body with respect to any Tax matter; or file any Tax Return in a manner inconsistent with past practice;
(xvii)    directly or indirectly, incur, or modify the terms of any Indebtedness (other than (A) Indebtedness under the existing Credit Facility of the Company and its Subsidiaries or (B) other than any items referred to in any of subclauses (h), (i) or (j) of the definition of Indebtedness set forth in this Agreement, in each case with respect to subclauses (A) and (B), for which prompt written notice is provided to Purchaser; provided, that, with respect to items referred to in subclause (i) of the definition of Indebtedness set forth in this Agreement, (I) no such written notice is required if such Taxes are incurred or modified in the Ordinary Course of Business and not material in amount, and (II) any such actions remain subject to Section 5.01(b)(xvi)), or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;
(xviii)    voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;
(xix)    make any capital expenditures that (A) exceed, on a monthly basis, $1,000,000 with respect to new showroom openings, (B) exceed, on a monthly basis, $750,000 with respect to capitalized software development or (C) in the aggregate exceed $500,000 with respect to capital expenditures not otherwise described in the foregoing subclauses (A) and (B);
(xx)    marketing or advertising expenditures that exceed 110% of the monthly forecast amounts set forth on Schedule 5.01(xx); or

(xxi)    enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 5.01.
For the avoidance of doubt, nothing contained herein will (i) permit Purchaser to control the operation of the Company and its Subsidiaries prior to the Closing or (ii) prevent the Company or its Subsidiaries from reasonably and in good faith taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or COVID-19 Measures, in accordance with this Section 5.01.
Section 5.02    Access to Books and Records.
(a)    From the date of this Agreement until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), (i) the Company will provide Purchaser and its authorized Advisors and representatives with reasonable access and upon reasonable advance notice and during regular business hours to the books and records of the Company and its Subsidiaries, in order for Purchaser and its authorized Advisors to access such information regarding the Company and its Subsidiaries as Purchaser reasonably deems necessary in connection with the Transaction; provided that (A) such access does not interfere with the normal operations of the Company or any of its Subsidiaries, (B) such access will occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the Transaction, and (C) nothing herein will require the Company to provide access to, or to disclose any information to, Purchaser if such access or disclosure would (1) cause significant competitive harm to the Company or any of its Subsidiaries if the Transaction is not consummated, (2) in the opinion of legal counsel of the Company, would result in the loss of attorney-client privilege or other privilege or (3) be in violation of applicable Laws or regulations of any Governmental Body or the provisions of any agreement to which the Company or any of its Subsidiaries is a party; provided that, in each case with respect to subclauses (C)(2) and (C)(3), Seller will use commercially reasonable efforts to provide summaries of the information to the extent such summary would not waive privilege or violate applicable Law.
(b)    The information provided pursuant to this Section 5.02 will be governed by all the terms and conditions of the Confidentiality Agreement. Purchaser will, and will cause its Advisors to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to Purchaser or any of its Advisors. Neither the Company nor Seller makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 5.02, and Purchaser may not rely on the accuracy of any such information, in each case, other than the Express Representations, and the providing of any such information will not expand the remedies available to Purchaser or its Affiliates under or with respect to this Agreement in any manner.
Section 5.03    Regulatory Filings. Subject to Section 9.05, the Company will (a) make or cause to be made all filings and submissions to any Governmental Body required to be made by the Company or its Subsidiaries under any applicable Laws for the consummation of the Transaction set forth on Schedule 5.03, (b) coordinate and cooperate with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with the foregoing and (c) (i) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings and (ii) use reasonable best efforts to take all actions necessary to obtain all required clearances in connection with such filings. The parties agree that this Section 5.03 (and not Section 5.06) sets forth the Company's sole obligations with respect to regulatory filings, other than filings under the HSR Act and any other applicable Competition Laws, which is governed solely by Section 9.05.
Section 5.04    Exclusivity. From immediately after the execution and delivery of this Agreement and through the Closing (or the earlier termination of this Agreement pursuant to Article VIII), neither the Company nor Seller will, nor will they authorize or permit any of their Affiliates, directors, partners, officers, managers, employees, agents or Advisors to, take any action or otherwise solicit, encourage, initiate, entertain, consider, or accept proposals, offers or inquiries from, or engage in discussions or negotiations with, or provide any information or documentation to, any Person (other than Purchaser and its Affiliates and Advisors) with respect to any merger or recapitalization involving the Company or any of its Subsidiaries, sale, transfer, issuance or conveyance of the Company Stock or other equity interests of the Company or any of its Subsidiaries, any sale, transfer or conveyance of a material portion of the assets of the Company or any of its Subsidiaries or similar transaction involving the Company or its Subsidiaries (other than inventory sold in the Ordinary Course of Business) (each of the foregoing transactions, an "Acquisition Proposal"). Following the execution and delivery of this Agreement, the Company and Seller will, and will each cause their respective Affiliates and representatives to, immediately cease and cause to be terminated any and all existing activities, negotiations or discussions with any Person (other than Purchaser and its Affiliates and Advisors) with respect to, or that could lead to, directly or indirectly, any Acquisition Proposal. The Company and Seller each agree that the rights and remedies for noncompliance with this Section 5.04 shall include having such provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser. In addition to the other obligations under this Section 5.04, the Company and Seller shall, and shall cause each of their Affiliates and each of their representatives to, reasonably promptly advise Purchaser in writing of any third-party proposal with respect to any Acquisition Proposal, any request for information with respect to such proposal, or any inquiry with respect to or which could reasonably be expected to result in such third-party proposal.
Section 5.05    280G Cooperation. The Company will, prior to the Closing Date, use commercially reasonable efforts to seek to obtain equity holder approval, in a manner intended to comply with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto, such that payments by the Company to any employees of the Company or any of its Subsidiaries arising in whole or in part as a result of the Transaction based on arrangements in place at the Closing (other than arrangements entered into at the direction of Purchaser or its Affiliates on the Closing Date) should not be characterized as "excess parachute payments" under Section 280G of the Code; provided that in no event will this Section 5.05 be construed to require the Company to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company or any Subsidiary thereof and in no event will the Company be deemed in breach of this Section 5.05 if any such Person refuses to waive any such rights.
Section 5.06    Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 5.03 and this Section 5.06) and applicable

Law, Seller and the Company will, and will cause its Subsidiaries and Advisors to, use their reasonable best efforts to take, or cause to be taken, all actions necessary to cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable, and no such Person will take any action designed to prevent, impede or materially delay the Closing. Prior to the Closing, the Company and its Subsidiaries (taken together) will use their reasonable best efforts to (i) obtain the consents set forth on Schedule 5.06 and (ii) obtain and deliver to Purchaser a certificate of good standing (or its equivalent) of each of the non-U.S.-based Subsidiaries of the Company from the jurisdiction in which such Subsidiary is organized; provided, that, for the avoidance of doubt, in each case of (i) and (ii), the failure to obtain any or all of such consents or such certificates of good standing (as applicable) shall not constitute (or be deemed to constitute) a breach or failure to comply with this Section 5.06 for any purpose under this Agreement. The Company will not be obligated by any sentence contained in this Section 5.06 to make any payments or otherwise pay any consideration to any third party to obtain any consent, waiver or approval in connection with the consummation of the Transaction.
Section 5.07    FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Purchaser (a) a certificate conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations and (b) a copy of the signed notice contemplated by Section 1.897-2(h)(2) of the Treasury Regulations, which Purchaser shall be entitled to file with the IRS in accordance with such Treasury Regulation ((a) and (b) together, the "FIRPTA Certificate").
Section 5.08    Payoff Letters; Liens(a)    . The Company shall deliver to Purchaser, no later than two (2) Business Days prior to the Closing Date, draft payoff letters for any Funded Indebtedness of the Company or any of its Subsidiaries, which letters shall be in customary form and shall provide that upon payment of the amounts specified therein all Liens securing such Funded Indebtedness shall be released and the Funded Indebtedness shall be repaid in full with no further Liabilities or obligations to the Company and its Subsidiaries with respect thereto (other than the provisions that expressly survive termination in accordance with the terms thereof) (each, a "Payoff Letter"). Seller will deliver evidence of the release of any Liens related to or arising in connection with any Funded Indebtedness promptly after the Closing.
Section 5.09    Non-Solicitation.
(a)    During the two (2)-year period following the Closing Date, Seller will not, and will not permit its representatives to, directly or indirectly, solicit, induce, cause or facilitate any senior-level employee (vice president-level and above) (the "Specified Employees") to terminate his or her relationship with the Company or any of its Subsidiaries; provided, that this Section 5.09(a) shall not prohibit Seller or its representatives from making general employment solicitations (such as through advertisements in publicly available media) so long as such general employment solicitations are not specifically targeted at any Specified Employees.
(b)    Seller acknowledges that the restrictions set forth in this Section 5.09 are reasonable and narrowly tailored to protect the legitimate interests of Purchaser. Any provision of the foregoing covenants that is prohibited or unenforceable, including as to time, geographic area, or scope of activity, shall be void to the extent of that prohibition or unenforceability only and the remaining provisions, including the remainder of any provision found only partially invalid or unenforceable, shall continue to be in full force and effect and shall not be affected by such invalidity or unenforceability. Seller acknowledges that the foregoing covenants in this Section 5.09 are a material inducement to Purchaser to enter into this Agreement and consummate the Transaction. Seller further acknowledges that it has benefited from the Agreement and will benefit from the Transaction and that such benefits are adequate consideration to support the foregoing covenants. Seller acknowledges that a breach of this Section 5.09 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach of or a threatened breach by Seller of this Section 5.09, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining Order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
Section 5.10    SPAC Termination. Prior to the Closing, Seller and the Company will take all actions necessary to terminate that certain Agreement and Plan of Merger, dated as of June 10, 2022 (the "Business Combination Agreement"), by and between Mudrick Capital Acquisition Corporation II (the "SPAC"), the Company, and the other parties thereto, and any related agreements, effective no later than as of immediately prior to the Closing, without any further force or effect or survival of any provision thereunder (other than the provisions that expressly survive termination in accordance with the terms thereof) and without any cost, expense, Liability or obligation thereunder to the Company, any of its Subsidiaries, or any of their post-Closing Affiliates (other than, for the avoidance of doubt, any termination fee or other similar payments required to be made by the Company thereunder in connection with the Closing, the amounts of which the parties hereto agree shall constitute Transaction Expenses and shall be paid by or on behalf of the Company in connection with the Closing) (the "SPAC Termination"). Prior to the Closing, Seller and the Company will take all actions necessary to redeem all of the Series C Preferred Stock concurrently with the Closing, in accordance with the Company's Organizational Documents, such that the only remaining issued and outstanding shares of capital stock of the Company following such redemption will be the Company Stock, and the SPAC and the Series C Holders will have no other equity or other interests in the Company or any of its Subsidiaries, as of immediately after the consummation of the Transaction (the "Series C Redemption"). The Termination Agreement entered into by and among the SPAC, the Company, and the other parties thereto, dated and effective as of the date hereof (the "Termination Agreement") (but for which the effectiveness of certain provisions expressly contained therein are conditioned upon the consummation of the Closing), has been duly authorized and delivered hereunder to Purchaser concurrently with the signing of this Agreement. Unless otherwise approved in writing by Purchaser, the Company shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, the Termination Agreement or the Business Combination Agreement. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in the Termination Agreement and otherwise comply with its obligations thereunder and to enforce its rights thereunder. Without limiting the generality of the foregoing, Seller and the Company shall give Purchaser prompt written notice (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Termination Agreement or the Business Combination Agreement and (b) of the receipt of any written notice or other communication from any other party to the Termination Agreement or the Business Combination Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any provisions of the Termination Agreement or the Business Combination Agreement. Seller and the Company acknowledge that the foregoing covenants in this Section 5.10 and the Termination Agreement are a material inducement to Purchaser to enter into this Agreement and consummate the Transaction. Seller and the Company acknowledge that a breach of this Section 5.10 (by Seller or the Company) or the Termination Agreement (by the Company) would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agree that, in the event of a breach of or a threatened breach of this Section 5.10 (by Seller or the Company) or the Termination Agreement (by the Company), Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining Order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
Section 5.11    Notification. Prior to the Closing Date, Seller will promptly notify Purchaser of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction; (b) any notice or other communication from any Governmental Body related to or in connection with the Transaction; (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened in writing against, whether civil, criminal, administrative or investigative, relating to or involving or otherwise affecting Seller, the Company or any of its Subsidiaries or their Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.11 or Section 3.05 or that relate to the Transaction; and (d) any breach or inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 7.02(a) not to be satisfied; provided that the delivery of any notice pursuant to this Section 5.11 will not limit any of the representations and warranties of Seller or the Company set forth in this Agreement or the remedies available to Purchaser under this Agreement. The parties hereto agree and acknowledge that Seller's or the Company's failure to comply with this Section 5.11 shall not be taken into account for purposes of determining whether the condition set forth in Section 7.02(b) shall have been satisfied.
ARTICLE VI
COVENANTS OF PURCHASER
Section 6.01    Access to Books and Records. In order to facilitate the resolution of any claims made against or incurred by the Company or any of its Subsidiaries prior to the Closing or for purposes of complying with any applicable Tax, financial reporting or regulatory requirements of Seller or any of its Affiliates, from and after the Closing for a period of six (6) years following the Closing Date, Purchaser will, and will cause the Company to, provide Seller and its Advisors with reasonable access, during normal business hours at a mutually convenient time, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying at Seller's expense) of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date (unless otherwise disposed of pursuant to the Company's retention and destruction policy); provided, that none of Purchaser, the Company or any of its Subsidiaries shall be obligated to disclose any information the disclosure of which is prohibited by Contract or applicable Law or Order or would, based on the advice of counsel, compromise any applicable privilege (including the attorney-client privilege); provided, further, that in each case of the foregoing proviso, Purchaser will, and will cause the Company to, use commercially reasonable efforts to provide a summary of the information to the extent such summary would not be so prohibited or cause such a compromise. Unless otherwise consented to in writing by Seller or disposed of pursuant to the Company's retention and destruction policy, neither Purchaser nor the Company will, nor will they permit the Company's Subsidiaries to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company and its Subsidiaries for any period prior to the Closing Date.
Section 6.02    Regulatory Filings. Subject to Section 9.05, Purchaser will, and will cause its Affiliates and Advisors to, (a) make or cause to be made all filings and submissions to any Governmental Body required to be made by any member of the Purchaser Group under any applicable Laws for the consummation of the Transaction set forth on Schedule 6.02, (b) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings and (ii) use reasonable best efforts to take all actions necessary to obtain all required clearances in connection with such filings. The parties agree that this Section 6.02 (and not Section 6.06) sets forth the Company's sole obligations with respect to regulatory filings, other than filings under the HSR Act and any other applicable Competition Laws, which is governed solely by Section 9.05.
Section 6.03    Notification. Prior to the Closing Date, Purchaser will promptly notify the Company and Seller of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction; (b) any notice or other communication from any Governmental Body related to or in connection with the Transaction; (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened in writing, against, whether civil, criminal, administrative or investigative, relating to or involving or otherwise affecting Purchaser or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relate to the Transaction; and (d) any breach or inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 7.03(a) not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.03 will not limit any of the representations and warranties of Purchaser set forth in this Agreement or the remedies available to Seller or the Company under this Agreement.
Section 6.04    Director and Officer Liability and Indemnification.
(a)    Without limiting any additional rights that any Person may have under any other agreement, and except to the extent prohibited by, or as a result or any change in, applicable law, from the Closing Date through the sixth (6th) anniversary of the Closing Date, Purchaser, the Company and its Subsidiaries will indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer, director, supervisory director, employee, manager, managing member, member, partner (general or limited), fiduciary or agent of the Company or any of its Subsidiaries (each, an "Indemnified Person"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any Legal Proceeding, arising out of or pertaining to (i) the fact that the Indemnified Person is or was an officer, director, supervisory director, employee, manager, managing member, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Closing (including this Agreement, the Transaction and related actions), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law, as provided in the Organizational Documents or any other Contract of the Company or any of its Subsidiaries, in each case, as in effect on the date of such activities or otherwise in effect on the date hereof substantially in accordance with their respective terms. In the event of any such Legal Proceeding, each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any Legal Proceeding to the extent provided in the Organizational Documents or any other Contract of the Company or any of its Subsidiaries, in each case, as in effect on the date of such activities or otherwise in effect on the date hereof.
(b)    For at least six (6) years following the Closing Date, Purchaser will not, and will not permit the Company or any of its Subsidiaries to, amend, repeal or modify in any manner adverse to any Indemnified Person any provision in such Person's certificates or articles of incorporation, articles of organization, certificate of limited partnership, operating agreement, bylaws, limited partnership agreement or similar governing documents, as applicable, or in any agreement, relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect immediately prior to the Closing, and Purchaser will cause all such provisions to be observed by the Company and its Subsidiaries, it being the intent of the parties that any Indemnified Person will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law.
(c)    At the Closing, the Company will (at Purchaser's expense) obtain, maintain and fully pay for irrevocable "tail" insurance policies naming the Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Closing Date (the "D&O Tail Policy"); provided that in the event that any claim is brought under the D&O Tail Policy prior to the sixth (6th) anniversary of the Closing Date, the D&O Tail Policy will be maintained until final disposition thereof. Purchaser will not, or will cause the Company to not, cancel or change such insurance policies in any respect.
(d)    In the event that Purchaser, the Company or any of its Subsidiaries or any of the respective successors or assigns of the foregoing (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each case, proper provisions shall be made so that such successor or purchaser, as the case may be, shall assume the obligations set forth in this Section 6.04.

(e)    This Section 6.04 is intended to be for the benefit of each of the Indemnified Persons and may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement.
(f)    Purchaser acknowledges and agrees, on their own behalf and on behalf of Purchaser Group, the agreements contained in this Section 6.04 and the indemnification contemplated by this Section 6.04 require performance after the Closing to the maximum extent permitted by applicable Law and will survive in accordance with Section 9.01(a).
Section 6.05    Contact with Business Relations. Without limiting the provisions of Section 5.02, Purchaser hereby acknowledges and agrees that it is not authorized to and will not, and will not permit any member of the Purchaser Group to, contact any officer, manager, director, employee, customer, supplier, distributor, lessee, lessor, lender, noteholder or other material business relation of the Company or its Subsidiaries prior to the Closing with respect to the Company, its Subsidiaries, their business or the Transaction without the prior consent of the Company for each such contact (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.06    Employee Layoffs. For a period of ninety (90) days after the Closing Date, neither Purchaser nor the Company will, and neither will permit any of the Company's Subsidiaries to, terminate employees of the Company or any of its Subsidiaries, except in full compliance with all requirements of the WARN Act or equivalent or similar requirements for multiple employee layoffs pursuant to any applicable local law.
Section 6.07    Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 6.02 and Section 9.05) and applicable Law, Purchaser will, and will cause its Affiliates and Advisors to, use their reasonable best efforts to take, or cause to be taken, all actions necessary to cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable, and no such Person will take any action intended to, or that would reasonably be expected to, prevent, impede or materially delay the Closing. Purchaser will not be obligated by the foregoing sentence to make any payments or otherwise pay any consideration to any third party to obtain any consent, waiver or approval in connection with the consummation of the Transaction.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to All Parties' Obligations. The respective obligations of each of the Company, Seller and Purchaser to consummate the Transaction are subject to the satisfaction (or waiver by Purchaser or Seller or the Company, as appropriate, in writing), at or before the Closing, of each of the following conditions:
(a)    no court or other Governmental Body has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the Transaction or has the effect of making such consummation thereof illegal;

(b)    no action before a court of competent jurisdiction shall be pending or threatened in writing, which, if sustained, would enjoin or prevent the consummation of the Transaction;
(c)    no Material Adverse Effect shall have occurred since the date of this Agreement; and
(d)    this Agreement has not been terminated in accordance with Section 8.01.
Section 7.02    Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the Transaction is subject to the satisfaction (or waiver by Purchaser in writing), at or before the Closing, of each of the following conditions:
(a)    The representations and warranties set forth in Article II and Article III will be true and correct in all respects on and as of the Closing Date (disregarding all qualifications or limitations as to "materiality" or "Material Adverse Effect" and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except to the extent of changes or developments specifically contemplated by the terms of this Agreement and except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that the representations and warranties set forth in Section 2.01 (Organization and Corporate Power), Section 2.02 (Subsidiaries), Section 2.03(a) (Authorization), Section 2.03(b)(i) (No Conflicts with respect to Organizational Documents), Section 2.04 (Capitalization), Section 2.06(a) (No Material Adverse Effect), Section 2.18 (Broker Fees), Section 3.01 (Organization and Power), Section 3.02 (Authorization), Section 3.05 (Title to Company Stock) and Section 3.07 (Brokers or Finders) will be true and correct in all respects (except for any failure of any such representation or warranty to be true and correct in any de minimis respect; provided that Section 2.04 (Capitalization) and Section 3.05 (Title to Company Stock) will be true and correct in all respects) on and as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date);
(b)    the Company and Seller will have performed in all material respects all of the covenants and agreements required to be performed by each of them under this Agreement and the Termination Agreement at or prior to the Closing;
(c)    the Company will have delivered to Purchaser a certificate duly executed by the Company, in the form of Exhibit 7.02(d) and dated as of the Closing Date, stating that the conditions specified in Section 7.02(a) and Section 7.02(b) solely as they relate to the Company or any of its Subsidiaries, have been satisfied;
(d)    Seller will have delivered to Purchaser a certificate duly executed by Seller, in the form of Exhibit 7.02(d) and dated as of the Closing Date, stating that the conditions specified in Section 7.02(a) and Section 7.02(b), solely as they relate to Seller, have been satisfied;

(e)    Seller will have delivered to Purchaser the Adjustment Escrow Agreement, duly executed by Seller and the Escrow Agent;
(f)    Seller will have either (i) delivered to Purchaser resignation letters of, or (ii) otherwise caused or effectuated the resignations of, all Persons set forth on Schedule 7.02(f) in their capacities as managers, directors and/or officers (or equivalent) of the Company and each of its Subsidiaries, in each case with such resignations to be effective as of the Closing;
(g)    Seller will have delivered to Purchaser a certificate of good standing (or its equivalent) of the Company and each of its U.S.-based Subsidiaries from the jurisdictions in which they are organized dated after the date hereof;
(h)    Seller will have delivered evidence, reasonably satisfactory to Purchaser, that all of the agreements and arrangements specified on Schedule 7.02(i)have been terminated, effective no later than as of immediately prior to the Closing;
(i)    The Company will have delivered a duly executed FIRPTA Certificate pursuant to Section 5.07, provided that Purchaser's sole recourse in the event that the Company fails to deliver the FIRPTA Certificate at or before the Closing in accordance with this Section 7.02(k) shall be to withhold from consideration payable under this Agreement any amounts required to be withheld under applicable Tax law in accordance with Section 1.06;
(j)    Seller will have delivered the duly executed Payoff Letters; and
(k)    Seller will have delivered evidence, reasonably satisfactory to Purchaser, of the termination of the 401(k) Plan.
Section 7.03    Conditions to the Company's and Seller's Obligations. The obligation of each of the Company and Seller to consummate the Transaction is subject to the satisfaction (or waiver by Seller or the Company in writing), at or before the Closing, of each of the following conditions:
(a)    The representations and warranties set forth in Article IV will be true and correct as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except to the extent any failure to be so true and correct would not have a material adverse effect on the financial condition or operating results of Purchaser or on the ability of Purchaser to consummate the Transaction;
(b)    Purchaser will have performed in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    Purchaser will have delivered to the Company and Seller a certificate of Purchaser, in the form of Exhibit 7.03(c) and dated as of the Closing Date, stating that the conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(d)    Purchaser will have delivered to Seller the Adjustment Escrow Agreement, duly executed by Purchaser.
Section 7.04    Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII which was not satisfied as of the Closing will be deemed to have been waived for all purposes by the party having the benefit of such condition as of and after the Closing; provided, however, that Purchaser's election to proceed with the Closing shall not be deemed a waiver of any breach of any representation, warranty or covenant not known to Purchaser as of the Closing Date, and such action shall not prejudice Purchaser's right to recover losses for any such breach (solely to the extent such right to recover is expressly contemplated by (and is subject to the restrictions contained in) this Agreement). None of Purchaser, Seller or the Company may rely on the failure of any condition set forth in this Article VII, as applicable, to be satisfied if such failure was caused by such party's failure to act in good faith (only in any instance where any such party is expressly required to do so in accordance with the terms of this Agreement) or use, to the extent required by this Agreement, its reasonable best efforts to consummate the Transaction.
ARTICLE VIII
TERMINATION
Section 8.01    Termination. This Agreement may be terminated at any time prior to the Closing as set forth in this Article VIII and in no other manner:
(a)    by mutual written consent of Purchaser, on the one hand, and Seller, on the other hand;
(b)    by either Purchaser, on the one hand, or by Seller, on the other hand, by giving written notice of such termination to the other party, upon the issuance by any Governmental Body of an Order restraining, enjoining or otherwise prohibiting the consummation of the Transaction or declaring unlawful the Transaction, and such Order having become final, binding and non-appealable;
(c)    by either Purchaser, on the one hand, or by Seller, on the other hand, by giving written notice of such termination to the other party, if the Closing will not have occurred on or before November 3, 2022 (the "Outside Date"); provided that the party seeking to terminate has used reasonable best efforts to cause the Closing to occur as promptly as practicable; provided, further, that no termination may be made under this Section 8.01(c) if the failure to consummate the Closing by the Outside Date is caused by or the result of a breach by the party seeking to terminate this Agreement pursuant to this Section 8.01(c) of any covenant, representation or warranty hereunder;
(d)    by Purchaser, upon a breach of any covenant or agreement on the part of the Company or Seller set forth in this Agreement, or if any representation or warranty of the Company or Seller will have become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied, including a breach of Seller's or the Company's obligation to consummate the Closing; provided that (i) if such breach is curable by the Company or Seller, then Purchaser may not terminate this Agreement under this Section 8.01(d) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) fifteen (15) days after Purchaser notifies the Company or Seller of such breach and (ii)

the right to terminate this Agreement pursuant to this Section 8.01(d) will not be available to Purchaser at any time that Purchaser is in material breach of any covenant, representation or warranty hereunder; and
(e)    by Seller, upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied, including a breach of Purchaser's obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser, then Seller may not terminate this Agreement under this Section 8.01(e) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) fifteen (15) days after Seller notifies Purchaser of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.01(e) will not be available to Seller at any time that the Company or Seller is in material breach of any covenant, representation or warranty hereunder.
Section 8.02    Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement will become void and have no further legal effect, and no party shall have any Liability or obligation to any other party hereto or their respective Affiliates, directors, officers or employees, (i) other than liabilities and obligations under the Confidentiality Agreement, (ii) except that the provisions of this Section 8.02, Section 8.03, Section 9.02, Section 9.06, Section 9.07, and Article X will survive any termination of this Agreement and (iii) except that no such termination will relieve any party hereto from any liabilities, losses, damages, obligations, costs or expenses (x) in respect of Fraud or (y) relating to such party's willful breach of this Agreement (which, for the avoidance of doubt, will be deemed to include any failure by Purchaser, Seller, or the Company to consummate the Closing if it is obliged to do so hereunder).
Section 8.03    Certain Other Effects of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 8.01: (a) each party, if so requested by any other party, will return or destroy promptly every document furnished to it by such other party (or any Affiliate or Advisor of such other party) in connection with the Transaction, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) that may have been made, and will use reasonable best efforts to cause its Advisors and any Advisors of financial institutions, financing sources and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made; and (b) the Confidentiality Agreement will remain in full force and effect and survive the termination of this Agreement in accordance with its terms.
ARTICLE IX
ADDITIONAL AGREEMENTS AND COVENANTS
Section 9.01    Survival; Certain Waivers.
(a)    Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such party prior to the Closing) of the parties set forth in this Agreement or any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing, except in respect of Fraud. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive Closing in accordance with its terms, and if no term is specified, then until the longest statute of limitations permitted by applicable Law in respect of such covenant or agreement, and nothing in this Section 9.01(a) will be deemed to limit any rights or remedies of any Person for breach of any such covenant or agreement (with it being understood that Purchaser will also be liable for breach of any covenant or agreement requiring performance by the Company or any of its Subsidiaries after the Closing, and that nothing herein will limit or affect Purchaser's or any of its Affiliates' liability for the failure to pay the Closing Cash Proceeds (in whole or in part) or any party's failure to pay any amounts payable by them (in whole or in part) as and when required by this Agreement).
(b)    Each of the Company and Purchaser (on its own behalf and on behalf of the Purchaser Group) irrevocably from and after the Closing, to the fullest extent permitted under applicable Law, waives any and all rights, claims and causes of action it may have against any Seller Party relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or any other document contemplated hereby, and the Transaction (other than, (i) solely with respect to and solely to the extent of its covenants that survive the Closing pursuant to Section 9.01(a), against Seller, and (ii) in respect of Fraud), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy). Furthermore, without limiting the generality of this Section 9.01, no action, suit, claim, investigation or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, any member of the Purchaser Group (including, after the Closing, the Company and its Subsidiaries) against any of the Seller Parties, or the Seller Parties against any of the Purchaser Group, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement or any other document contemplated hereby or any certificate delivered hereunder or thereunder (other than, (i) solely with respect to and solely to the extent of its covenants that survive the Closing pursuant to Section 9.01(a), against Seller or Purchaser as applicable, or (ii) in respect of Fraud), the subject matter of this Agreement or any other document contemplated hereby, the Transaction, the business, the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing Date. Furthermore, without limiting the generality of this Section 9.01, Purchaser and Seller will not be entitled to rescind this Agreement, or subject to Section 8.01, treat this Agreement as terminated by reason of any breach of this Agreement, and Purchaser and Seller hereby knowingly, willingly and irrevocably waive any and all rights of rescission it may have in respect of any such matter.
(c)    Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the agreements contained in this Section 9.01 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive in accordance with Section 9.01(a); and (ii) are an integral part of the

Transactions and that, without the agreements set forth in this Section 9.01, the Company would not enter into this Agreement.
(d)    Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, nothing in this Agreement shall limit, restrict, or preclude the ability of Purchaser to bring any action or claims in respect of Fraud.
Section 9.02    Acknowledgment by Purchaser.
(a)    Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that they have conducted to their full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts and prospects of the Company and its Subsidiaries, and, in making its determination to proceed with the Transaction, Purchaser has relied solely on the results of the Purchaser Group's own independent investigation and verification and have not relied on, are not relying on, and will not rely on, Seller, the Company, any Subsidiary, the information presentation, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom, the Projections or any information, statements, disclosures or materials, in each case, whether written or oral, provided by, or as part of, any of the foregoing or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations. Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser and on which Purchaser may rely in connection with the Transaction; and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, (including (1) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in the Express Representations) including in the Information Presentation, the Dataroom, the Projections, meetings, calls or correspondence with management of the Company and its Subsidiaries or any of the Seller Parties and (2) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, contracts, and prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company's or its Subsidiaries' assets), are, in each case, specifically disclaimed by the Company, on its behalf and on behalf of the Seller Parties. Purchaser, on its own behalf and on behalf of the Purchaser Group, (x) disclaims reliance on the items in clause (ii) in the immediately preceding sentence and (y) acknowledges and agrees that it has relied on, is relying on and will rely on only the items in clause (i) in the immediately preceding sentence. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither the Company, nor any other Person (including the Seller Parties), has made, is making or is authorized to make, and Purchaser, on its own behalf and on behalf of the Purchaser Group, hereby knowingly, willingly and irrevocably waives, any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company's or its Subsidiaries' business, operations, assets, liabilities, prospects or any portion thereof, except solely to the extent expressly set forth in the Express Representations. Notwithstanding the foregoing, nothing in this Section 9.02 will preclude bringing any claims in respect of Fraud.

(b)    Without limiting the generality of the foregoing, in connection with the investigation by Purchaser of the Company and its Subsidiaries, Purchaser and its Affiliates, and the Advisors of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, "Projections"). Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) such Projections are being provided solely for the convenience of Purchaser to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Purchaser is familiar with such uncertainties, and (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).
(c)    Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the agreements contained in this Section 9.02 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive in accordance with Section 9.01(a); and (ii) are an integral part of the Transaction and that, without these agreements set forth in this Section 9.02, Seller would not enter into this Agreement.
Section 9.03    Further Assurances. From time to time, as and when requested by any party hereto and at such party's expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, without further consideration, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transaction.
Section 9.04    Employees and Employee Benefits.
(a)    Termination of Company 401(k) Plan. The Company shall adopt resolutions to terminate the Blue Nile 401(k) Retirement Savings Plan & Trust (the "Company 401(k) Plan") effective as of the date immediately preceding the Closing Date, but contingent on the occurrence of the Closing. The form and substance of such resolutions and shall be subject to the prior review and written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed.
(b)    Option Cancellations. Prior to the Closing Date and contingent on the consummation of the Closing, the Company shall take such actions, including, but not limited to, those required by the terms of the Option Plan, the Non-Qualified Stock Option Award Agreements and any other agreements, including any agreements with Adama Partners, LLC, its Affiliates, or other Persons pursuant to which Options were granted (the "Award Agreements"), to (i) terminate the Option Plan, (ii) cancel the Options, and (iii) terminate the Award Agreements set forth on Schedule 9.04(b), which termination shall require the execution and delivery concurrently with the execution of this Agreement (but conditioned upon the consummation of the Closing) of option cancellation agreements in the form mutually agreed between Purchaser and Seller with respect to the Award Agreements set forth on Schedule 9.04(b) (the "Option Cancellation Agreements"). Each of the Option Cancellation Agreements, dated as of the date hereof and effective as of, and conditioned upon the consummation of, the Closing, have been duly authorized and delivered hereunder to Purchaser concurrently with the signing of this Agreement.
(c)    No Third Party Beneficiaries. Nothing set forth in this Section 9.04 will (i) confer any rights or remedies upon any employee or former employee of the Company, any Retained Employee or upon any other Person other than the parties hereto and their respective successors and assigns, (ii) be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or Company Plan or (iii) alter or limit Purchaser's or the Company's or any of its Subsidiaries' ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time.
Section 9.05    Antitrust Notification.
(a)    Seller, the Company and Purchaser shall use their respective commercially reasonable efforts to promptly respond to any inquiry by any Governmental Body regarding any Competition Law in connection with the Transaction.
(b)    The parties hereto shall, and shall cause their respective Affiliates to, cooperate with each other in connection with any investigation or inquiry by any Governmental Body under any applicable Competition Laws with respect to the Transaction and use their respective commercially reasonable efforts (i) to keep each other promptly informed of any substantive oral communications with, and provide copies of any substantive written communications with, any Governmental Body regarding the Transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. None of Seller, the Company or Purchaser shall participate in any meeting or material discussion with any Governmental Body with respect of any filings, applications, investigation, or other inquiry relating to the transactions contemplated hereby without giving the other parties prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of Purchaser or the Company, shall be limited to outside antitrust counsel only). Subject to applicable Law, Seller, the Company and Purchaser shall each consult and cooperate with one another and consider in good faith the views of the other party, in connection with any analyses, appearances, material communications, presentations, white papers memoranda, briefs, arguments, opinions and proposals or other written materials to be made or submitted to any Governmental Body in advance of any such submission. Any materials provided pursuant to this Section 9.05(b) may be redacted to (A) comply with contractual arrangements or applicable Laws, and (B) address reasonable attorney-client privilege or confidentiality concerns; provided, that, portions of materials that are competitively sensitive may be designated as “outside antitrust counsel only,” in which case such portions of such copies shall be given only to the outside legal counsel and advisors of the parties hereto.
Section 9.06    Release.
(a)    Effective upon the Closing, (i) each of Purchaser, the Company and its Subsidiaries, in each case on behalf of itself and the Purchaser Group (collectively, the "Purchaser Releasers"), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases Seller and each of its equityholders, officers, directors, members, managers, employees, agents, representatives and Affiliates (collectively, the "Seller Released Parties"), from any and all liabilities and obligations to such Purchaser Releasers of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral or otherwise at law or in equity, and which occurred, existed or was taken or permitted at or prior to the Closing, in each case solely with respect to the equity ownership of the Company and the ownership, operation and management of the Company and its Subsidiaries (other than rights or obligations under this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein), and (ii) each of the Purchaser Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any of the Seller Released Parties (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein).
(b)    Effective upon the Closing, (i) each of Seller, on behalf of itself and the Seller Parties (collectively, the "Seller Releasers"), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases Purchaser and each of its equityholders, officers, directors, members, managers, employees, agents, representatives and Affiliates (including, from and after the Closing, the Company and its Subsidiaries) (collectively, the "Purchaser Released Parties"), from any and all Liabilities and obligations to such Seller Releasers of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral, at law or in equity, and which occurred, existed or was taken or permitted at or prior to the Closing, in each case solely with respect to Seller's equity ownership of the Company and the ownership, operation and management of the Company and its Subsidiaries (other than rights or obligations under this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein), and (ii) each of the Seller Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any of the Purchaser Released Parties (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein).
Section 9.07    Provision Respecting Representation of Company.
(a)    Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, supervisory directors, members, partners, managers, members, officers, employees and Affiliates, that (a) Kirkland & Ellis LLP has been retained by, and may serve as counsel to, each and any of Seller and its equityholders and their respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, the "Seller Group"), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transaction, (b) Kirkland & Ellis LLP has not acted as counsel for any other party hereto in connection with the Transaction and that none of the other parties hereto has the status of a client of Kirkland & Ellis LLP for conflict of interest or any other purposes as a result thereof and

(c) following consummation of the Transaction, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, manager, officer, employee or Affiliate of any member of the Seller Group, in connection with any litigation, claim, action, suit, proceeding, proceeding or obligation arising out of or relating to this Agreement or the Transaction. Notwithstanding such representation or any continued representation of the Company or any of its Subsidiaries, each of the parties hereto (on their own behalf and on behalf of their Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties will cause any Affiliate thereof to consent to knowingly, willingly and irrevocably waive any conflict of interest arising from such representation. Purchaser, the Company and the Seller Group hereby agree that, in the event that a dispute arises after the Closing between Purchaser, the Company, or its Subsidiaries on the one hand, and the Seller Group or their respective Affiliates, on the other hand, Kirkland & Ellis LLP may represent the Seller Group, or such Affiliates in such dispute even though the interests of the Seller Group or such Affiliates may be directly adverse to Purchaser, the Company or its Subsidiaries, and even though Kirkland & Ellis LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Company or any of their Subsidiaries.
(b)    In addition, Purchaser agrees that (i) all communications among any member of the Seller Group, the Company and its Subsidiaries, any of their respective Affiliates, directors, officers, employees or Advisors, on the one hand, and Kirkland & Ellis LLP, on the other hand, that relate in any way to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Company or the Transaction (the "Protected Seller Communications"), will be deemed to be privileged and confidential communications, (ii) all rights to such Protected Seller Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and will be retained by the Seller Group and (iii) to the extent Purchaser or any of its Affiliates (including the Company and its Subsidiaries after the Closing) should discover in its possession after the Closing any Protected Seller Communications, it will take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Seller, keeping no copies, and will not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Protected Seller Communications prior to the Closing Date, Purchaser, the Company, and each of its Subsidiaries together with any of their respective affiliates, Subsidiaries, successors or assigns, further agree that none of the foregoing may use or rely on any of the Protected Seller Communications in any action against or involving any of the Seller Group or Kirkland & Ellis LLP after the Closing. The Protected Seller Communications may be used by the Seller Group or any of their respective Affiliates in connection with any dispute that relates in any way to this Agreement or the Transaction. Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the agreements contained in this Section 9.07 (A) require performance after the Closing to the maximum extent permitted by applicable Law and will survive in accordance with Section 9.01(a); and (B) are an integral part of the Transaction and that, without the agreements set forth in this Section 9.07, Seller would not enter into this Agreement.

Section 9.08    Tax Matters. The following shall govern the allocation of responsibility as between Purchaser and Seller for certain Tax matters following the Closing Date:
(a)    At the Closing or, if due thereafter, promptly when due, all transfer, sales, use, documentary, stamp, and any other similar Taxes and all applicable conveyance fees, recording charges and other similar fees and charges applicable to, arising out of or imposed upon the Transaction, whether imposed on the Company, its Subsidiaries, Purchaser, or the Seller resulting from the Transaction (collectively, "Transfer Taxes") will be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Purchaser will prepare any Tax Returns with respect to the foregoing Taxes and fees, and Seller will cooperate with Purchaser in the preparation and filing of such Tax Returns.
(b)    Solely for purposes of calculating the Income Tax Amount and Net Working Capital, in the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company or a Subsidiary allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes allocable to the Pre-Closing Tax Period, other than Taxes based on or measured by income, receipts, or payroll, shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, that all Transaction Tax Deductions shall be allocated to a Pre-Closing Tax Period to the extent permitted by Law, as determined by a "more likely than not" standard.
(c)    Purchaser, the Company and its Subsidiaries, and Seller, at the requesting party's reasonable, out-of-pocket cost, shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.08 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and Seller both agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until one-hundred and eighty (180) days after the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.
(d)    Purchaser shall control all audits, examinations, litigation, and other administrative or judicial proceedings of the Company and each Subsidiary (each a "Tax Controversy") after the Closing Date. Purchaser shall keep Seller informed as to the status of any Tax Controversy relating to Pre-Closing Tax Periods and Purchaser shall not settle or voluntarily compromise any Tax Controversy that could affect the amounts to be received by Seller under this Agreement without first obtaining the Seller's approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(e)    None of Purchaser, the Company or any of their Affiliates will make any election under Sections 338 or 336(e) of the Code (or any similar provision under state, local or foreign Law) with respect to the Transaction.
ARTICLE X
MISCELLANEOUS
Section 10.01    Press Releases and Communications. No press release or public announcement related to this Agreement or the Transaction will be issued or made without the joint approval of Purchaser and Seller (which approval will not to be unreasonably withheld, conditioned, or delayed), unless required by Law or applicable stock exchange rules and regulations, in which case Purchaser and Seller, as applicable, will have the right to review and consult with the other party on any such press release or public announcement prior to publication to the extent reasonably practicable; provided, that, from and after the Closing Date, such consent or review and consultation, as the case may be, will only be necessary to the extent reasonably practicable and no such consent or review and consultation will be necessary to the extent that any such press release or public announcement does not contain any previously-redacted information not already contained in any previous press release or public announcement that was otherwise made in compliance with this Section 10.01; provided, further that (a) each of Seller and Purchaser and their respective Affiliates will be entitled to communicate with its and its Affiliates' respective directors, managers, officers, employees, current or prospective limited partners and investors in connection with their fundraising and reporting activities or otherwise in the ordinary course of their respective businesses; and (b) Seller will not, and will cause each of the Company and its Subsidiaries to not, prior to the Closing, make any broad-based announcements or disclosures regarding the Transaction to any employees, customers, suppliers, or other business partners of the Company or its Subsidiaries without the prior written consent of Purchaser. Notwithstanding the foregoing, from the date of this Agreement until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), the Company will not, and will use its reasonable best efforts to cause the SPAC and the other parties to the Business Combination Agreement (the "SPAC Parties") not to, issue any press release or public announcement related to the SPAC Termination without Purchaser's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and the timing of the initial press release shall be discussed and mutually agreed between Purchaser and the Company and enforced against the SPAC Parties by the Company. If, from the date of this Agreement until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), any SPAC Parties coordinate with the Company regarding any press release or public announcement related to the SPAC Termination, the Company will use its reasonable best efforts to share the terms and provisions of such press release or public announcement with Purchaser and consult with Purchaser as to the content and timing of such release; provided, that the Company shall not be obligated to disclose any information (or take any action that could result in the disclosure of such information) the disclosure of which would breach (or would reasonably be expected to breach) its confidentiality obligations to the SPAC, based on the reasonable advice of counsel, under the Business Combination Agreement. Neither Seller nor the Company will, and the Company will use its reasonable best efforts to cause the SPAC Parties not to, issue an initial press release or public announcement related to the SPAC Termination, this Agreement or the Transaction prior to Purchaser's initial press release or public announcement.

Section 10.02    Expenses. Whether or not the Closing takes place, except as otherwise provided herein (including, for the avoidance of doubt, Section 8.02), all fees, costs and expenses incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the Transaction (a) by the Company, prior to the Closing, and Seller will be paid by Seller or, at or prior to the Closing, by the Company and (b) by Purchaser and, from and after the Closing, the Company will be paid by Purchaser or, following the Closing, the Company; it being acknowledged and agreed that Purchaser, on the one hand, and Seller, on the other hand, shall each pay and be fully responsible for fifty percent (50%) of (i) all fees and expenses of the Escrow Agent, and (ii) all Transfer Taxes pursuant to Section 9.08(a); provided, that (x) the fees and expenses of the Accounting Firm will be allocated pursuant to Section 1.05(f) and (y) Purchaser will pay (or cause to be paid) all fees and expenses in connection with any filing or submission that is necessary under the HSR Act and any other applicable Competition Laws and all fees and expenses in connection with purchasing and obtaining the D&O Tail Policy.
Section 10.03    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail, unless if transmitted after 5:00 P.M. local time or other than on a Business Day, then on the next Business Day, (c) the second (2nd) Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such party may specify by written notice to the other party hereto.

Notices to Purchaser and, following the Closing, the Company:

Sterling Jewelers Inc. 375 Ghent Road Akron, Ohio 44333 Attention: Stash Ptak, General Counsel Email: stash.ptak@signetjewelers.com with a copy to (which will not constitute notice):

Squire Patton Boggs (US) LLP 1201 W. Peachtree Street, NW, Suite 3150 Atlanta, Georgia 30309 Attention: Ann-Marie Notaro Email: ann-marie.notaro@squirepb.com

Notices to Seller and, prior to the Closing, the Company:

BC Cyan Holdings LP
c/o Bain Capital Private Equity, LP
200 Clarendon Street
Boston, Massachusetts 02116
Attention:    David Humphrey
     Ryan Cotton
            Bryan Curran
Email:        dhumphrey@baincapital.com
            rcotton@baincapital.com
            bcurran@baincapital.com

with a copy to (which will not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:    Jeffrey W. Richards, P.C.
        Matthew H. O'Brien, P.C.
Email:         jrichards@kirkland.com
        matthew.obrien@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    Laura J. Steinke
Email:         laura.steinke@kirkland.com

and Kirkland & Ellis LLP 200 Clarendon Street Boston, Massachusetts 02116 Attention: Benjamin J. Dionne Email: benjamin.dionne@kirkland.com
Section 10.04    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Purchaser and Seller; provided, further, that Purchaser may assign any of its rights and obligations hereunder and under any of the other agreements and instruments contemplated hereby, in whole or in part, without the consent of any other party (a) to any of its Affiliates, (b) from and after the Closing, in connection with any disposition or transfer of all or any portion of the Company or any of its Subsidiaries or their business in any form of transaction, or (c) from and after the Closing, to any of Purchaser's, the Company's or its Subsidiaries lenders as collateral security (provided no such assignment contemplated by subclause (a), (b) or (c) shall relieve Purchaser of its obligations under this Agreement).
Section 10.05    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser, the Company and Seller or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.
Section 10.06    Third Party Beneficiaries. Except as otherwise expressly provided herein, including Section 6.04 and Section 10.07 (in respect of the non-party Persons stated therein) nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (or their successors or permitted assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.07    Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any party to this Agreement or any Subsidiary of the Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement. Without limiting the foregoing, no claim will be brought or maintained by: (a) Purchaser or any member of the Purchaser Group or any of their respective successors or permitted assigns against any Seller Party that is not otherwise expressly identified as a party to this Agreement, or (b) Seller or any Seller Party or any of their respective successors or permitted assigns against any member of the Purchaser Group that is not otherwise expressly identified as a party to this Agreement, and, in each case, no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any document or certificate delivered hereunder.
Section 10.08    Severability; Specific Provisions. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.
Section 10.09    Construction; Headings. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.
Section 10.10    Disclosure Schedules. The disclosure of any matter in one section of the Disclosure Schedules will be deemed disclosed with respect to any other section of the Disclosure Schedules notwithstanding the omission of a cross reference thereto, to the extent the relevance of such matter to such section is readily apparent on the face of the information disclosed. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including that such information is material or of any violation of Law or breach of contract.
Section 10.11    Complete Agreement. This Agreement (including the Disclosure Schedules and exhibits hereto), together with the Confidentiality Agreement, the Adjustment Escrow Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the parties respecting the sale and purchase of the Company and the Transaction and supersedes all prior agreements among the parties respecting the sale and purchase of the Company. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties with respect hereto and will be deemed joint work product of the parties. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement, including any representations and warranties set forth herein or alleged to have been made in connection herewith or as an inducement to enter into this Agreement, or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Company and the Transaction will be those remedies available at law or in equity for Fraud or breach of contract only as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement; and the parties hereby agree that neither party hereto will have any remedies or cause of action (whether in contract or in tort, at law or equity) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.
Section 10.12    No Partnership or Other Relationship Created. In no event will this Agreement be deemed to create a partnership between Seller, the Company or any Affiliate of the foregoing, on the one hand, and Purchaser or any of its Affiliates, on the other hand, and in no event will any fiduciary or similar duty be deemed owed by Seller, the Company or any Affiliate of the foregoing to Purchaser or any of its Affiliates. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company Stock exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm's-length transaction with neither being under compulsion to buy or sell.
Section 10.13    Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Transaction. It is accordingly agreed that (a) the parties hereto will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.14 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance and other equitable relief is an integral part of the Transaction and without that right, neither the Company, Seller nor Purchaser would have entered into this Agreement. The parties hereto acknowledge and agree that any party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Seller, Purchaser and the Company pursuant to this Section 10.13 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Seller, Purchaser or the Company from seeking to collect or collecting damages. If, prior to the Outside Date, any party hereto brings any action, in each case in accordance with Section 10.14, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 10.13 be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein.
Section 10.14    Exclusive Jurisdiction and Venue. Each of the parties irrevocably agrees that any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement and the Transaction brought by any other party or its successors or permitted assigns will be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such claim, action, suit, proceeding or investigation arising out of or relating to this Agreement and the Transaction. Each of the parties agrees not to commence any claim, action, suit, proceeding or investigation relating thereto except in the courts in Delaware described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any of the courts in Delaware as described above, and no party will file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The parties hereto irrevocably agree that venue would be proper in any of the courts in Delaware described above, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each of the parties hereto further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
Section 10.15    Governing Law; Waiver of Jury Trial.
(a)    This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement (including any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the negotiation, execution or performance of this Agreement or the Transaction will be governed by and construed in accordance with the internal Laws of the State of Delaware (including its statutes of limitations) applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTION IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTION, IN EACH CASE, WHETHER NOW EXISTING OR HEREINAFTER ARISING AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND

THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.16    No Right of Set-Off. Each party hereto, on behalf of itself and its Affiliates, hereby waives any rights of set-off, netting, offset, recoupment, or similar rights that such party or any of its or their respective successors and permitted assigns has or may have with respect to any amounts owed hereunder by such Persons to the other party hereto or any of such other party's Affiliates.
Section 10.17    Counterparts and PDF. This Agreement and any other agreements referred to herein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .PDF or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party hereto or to any such contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract will raise the use of a facsimile machine, .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
ARTICLE XI
DEFINITIONS
Section 11.01    Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below.
"Adjustment Escrow Account" means the account holding the Adjustment Escrow Amount pursuant to the Adjustment Escrow Agreement, which such account shall be designated in writing by the Escrow Agent no later than two (2) Business Days prior to the Closing.
"Adjustment Escrow Agreement" means an escrow agreement dated as of the Closing Date, by and among Seller, Purchaser and the Escrow Agent.
"Adjustment Escrow Amount" means $16,000,000.

"Advisors" means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.
"Affiliate" of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
"Blue Nile" means Blue Nile, Inc., a Delaware corporation.
"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions located in any of New York, New York or Seattle, Washington are closed as a result of federal, state or local holiday.
"Cash" means, as of any given time of determination, all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries, at such time, plus any deposits in transit, minus any checks written (but not yet cashed) by the Company or any of its Subsidiaries, calculated consistent with the Audited Financial Statements, except to the extent that any such deposits or checks are instead taken into account in determining Closing Net Working Capital.
"Certificate of Designation" means the Certificate of Designation of Series C Convertible Preferred Stock of the Company, filed on June 14, 2022.
"Closing Cash" means Cash calculated as of the time of the Effective Time (without giving effect to the consummation of the Transaction).
"Closing Indebtedness" means Indebtedness of the Company and its Subsidiaries calculated as of the time of the Effective Time (without giving effect to the consummation of the Transaction but including any prepayment penalties, premiums, breakage costs or similar amounts payable with respect to the Closing).
"Closing Net Working Capital" means Net Working Capital calculated as of the time of the Effective Time (without giving effect to the consummation of the Transaction).
"COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Laws.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company Employee" means any current or former employee, officer, director or independent contractor of any of the Company and its Subsidiaries.
"Company Plans" means any "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each employee benefit, fringe benefit, perquisite, supplemental unemployment benefit, employment, individual consulting, severance, salary continuation, incentive or bonus, deferred compensation, transaction, change in control, retention, separation, commission, savings, profit sharing, retirement, savings, pension, welfare, health, Code Section 125, Code Section 501(c)(9), tuition assistance, adoption assistance, paid time off, post-employment or post-termination welfare, vacation, fringe, unit purchase, unit option or other equity incentive or equity-based plan, program, policy, practice, contract, agreement or arrangement, and all other compensation or benefit plans, programs, policies, practices, contracts, agreements or arrangements of any kind relating to current or former employees, officers, service providers or directors of the Company or any Subsidiary that in each case are maintained, sponsored or contributed to or required to be contributed to by the Company or any Subsidiary, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered which the Company or any Subsidiary sponsors, maintains, contributes to, is required to contribute to, or with respect to which the Company or any Subsidiary has any Liability or potential Liability, other than any Multiemployer Plan or benefit plans maintained by any Governmental Body established pursuant to statutory Law.
"Competition Law" means the HSR Act, the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act, and any other federal, state, multinational or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade, abusing a dominant position, or affecting competition or market conditions through merger, acquisition or other transaction.
"Confidentiality Agreement" means that certain Confidentiality Agreement between Blue Nile and Sterling Jewelers Inc., dated as of March 13, 2022.
"Contracts" means any legally binding contracts, agreements, subcontracts, leases, notes, loans, purchase orders, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, or other similar instrument, and all amendments, modifications and supplements thereto.
"COVID-19" means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any evolutions, future resurgences or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks or public health emergencies.
"COVID-19 Measures" means any measures reasonably taken to comply with any quarantine, "shelter in place," "stay at home," workforce reduction, social distancing, shut down, closure, sequester or any other Law, judgment, decision, decree, injunction, writ, stipulation, determination, ruling, order, directive, guidelines or recommendations by any Governmental Body in connection with or in response to COVID-19, including the CARES Act.
"Credit Facility" means that certain (i) Term Loan Credit Agreement, dated as of February 17, 2017 (as amended by that certain Amendment No. 1 to Term Loan Credit Agreement, dated as of December 23, 2019, as further amended by that certain Amendment No. 2 to Term Loan Credit Agreement, dated as of January 18, 2022, as further amended by that certain Amendment No. 3 to Term Loan Credit Agreement, dated as of April 8, 2022, and as further amended and restated, supplemented or otherwise modified), by and among BC Cyan Parent Inc., Blue Nile, the lenders party thereto, Goldman Sachs Lending Partners LLC, as administrative agent, and Goldman Sachs Bank USA, as collateral agent and (ii) ABL Credit Agreement, dated as of

February 17, 2017 (as amended by that certain First Amendment to ABL Credit Agreement, dated as of December 30, 2021 and as further amended and restated, supplemented or otherwise modified), by and among BC Cyan Parent Inc., Blue Nile, the subsidiary borrowers party thereto, the lenders party thereto, Goldman Sachs Lending Partners LLC, as administrative agent, and Goldman Sachs Bank USA, as collateral agent.
"Effective Time" means (i) in the case of the definitions of Closing Cash and Closing Net Working Capital, 11:59 P.M., Eastern time on the day immediately preceding the Closing Date, and (ii) in the case of the definitions of Closing Indebtedness and Transaction Expenses, immediately prior to the Closing.
"Environmental Claim" means any claim, action, suit, demand, notice of noncompliance or violation, proceeding or litigation by any Person alleging Liability or potential Liability (including Liability or potential Liability for enforcement, investigatory costs, cleanup costs, removal, response or remedial costs, governmental response costs, property damage, personal injury, fines or penalties, damages, contribution costs, indemnification costs, cost recovery, compensation or injunctive relief) based on (i) the Release of any Hazardous Materials at the Leased Real Property or (ii) the violation of any Environmental Laws or Environmental Permits.
"Environmental Law" means all applicable foreign, federal, state or local laws (including common law), rules, ordinances, decisions or decrees, or regulations promulgated thereunder and orders, consent orders, judgments, or rulings issued, promulgated or entered pursuant thereto, regarding pollution, the protection of human health or safety (as it relates to exposure to Hazardous Material) or protection of the environment, including (i) laws regarding the Releases of Hazardous Materials into the environment and (ii) laws relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials. Environmental Laws shall include, but not be limited to CERCLA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Emergency Planning and Community Right-To-Know Act of 1986 (EPCRA), 42 U.S.C. §11001 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §4901 et seq.; as any of the above statutes are or may be amended at any time and all rules and regulations promulgated pursuant to any of the above statutes or any other similar foreign, federal, state or local law of similar effect.
"Environmental Permits" means all licenses, permits, authorizations, waivers, approvals, registrations, filings or consents from any Governmental Body required under Environmental Laws for the operation of the Company or any of its Subsidiaries as they are currently operated.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 412 of the Code,

Section 414(m) or (o) of the Code, or is under common control within the meaning of Section 4001(b) of ERISA.
"Escrow Agent" means Acquiom Clearinghouse LLC.
"Express Representations" means the representations and warranties (i) of the Company expressly and specifically set forth in Article II regarding the Company and its Subsidiaries or any documents or certificates delivered hereunder, and (ii) of Seller expressly and specifically set forth in Article III or any documents or certificates delivered hereunder, in each case of (i) and (ii), as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement.
"Fraud" means knowing and intentional common law fraud under Delaware law with respect to the making of a representation or warranty set forth in Article II, Article III or Article IV (as modified by the Disclosure Schedule), or any representation or warranty set forth in any documents or certificates delivered hereunder. For the avoidance of doubt, "Fraud" will not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.
"Funded Indebtedness" means the Indebtedness set forth on Schedule 1.04(a), including any related interest, early termination/breakage penalties, letters or credit and similar.
"GAAP" means United States generally accepted accounting principles.
"Governmental Body" means any national, foreign, federal, state, local, municipal, or other governmental authority of any nature (including any division, department, agency, commission, or other regulatory body thereof) and any court or arbitral tribunal.
"Hazardous Material" means any chemical, material, substance or waste that is listed, defined, designated, characterized, classified, or regulated as hazardous, toxic, radioactive, infectious, reactive, or as a pollutant, or a contaminant or words of similar meaning and regulatory effect under applicable Environmental Laws, including asbestos or asbestos-containing materials, lead, perfluorinated substances such as PFAS, Teflon, PFOA, or PFOS, polychlorinated biphenyls, radon, urea formaldehyde, per- and polyfluoroalkyl substances, petroleum, petroleum hydrocarbons or petroleum products or petroleum by-products.
"HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
"Income Tax Amount" means an amount equal to (A) the unpaid Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period including the pre-Closing portion of any Straddle Period, reduced by (but not below zero, meaning the Income Tax Amount cannot be a negative liability), (B) any Tax refunds or credits for Taxes with respect to a Pre-Closing Tax Period for which the Company and its Subsidiaries will be entitled to (including any tax refunds or credits for Taxes available with respect to the carryback of any item of loss, deduction or credit from any Pre-

Closing Tax Period to reduce an actual cash Tax liability). The Income Tax Amount shall be determined (i) based on the Company's historical practices and procedures (including any elections, methods of accounting and other filing positions, but only to the extent use of such elections, methods, and positions is permitted by applicable Law); (ii) by taking all Transaction Tax Deductions into account in Pre-Closing Tax Periods to the extent permitted by applicable Law (at a more likely than not standard); (iii) excluding any reserves for contingent Tax or uncertain Tax positions; (iv) excluding any deferred Tax items; (v) taking into account all payments made (or credits received in lieu thereof prior to Closing that would reasonably be expected to result in a reduction in cash tax liability after Closing and within two (2) years of the receipt of such credit) by the Company or any of its Subsidiaries prior to Closing; and (vi) excluding any Income Taxes attributable to transactions occurring outside the Ordinary Course of Business on the Closing Date and after the time of the Closing to the extent executed at the direction of Purchaser.
"Income Taxes" means the United States federal income tax, and any state, local or foreign net income tax.
"Indebtedness" means, as of any given time of determination, without duplication, any Liability of the Company or any of its Subsidiaries in respect of (a) any indebtedness for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (b) any indebtedness evidenced by bonds, debentures, notes or other similar instruments or contracts or debt securities, (c) any letter of credit, bankers' acceptance, note purchase facility, or similar credit transactions, in each case, solely to the extent drawn, (d) all liabilities of the Company and its Subsidiaries to the applicable counterparty to settle interest rate and currency swap, cap, hedging or derivative instruments, and any other arrangements designed to provide protection against fluctuations in interest or currency rates, in each case including any amounts payable to terminate such arrangements, (e) any obligations for the deferred purchase price of property, goods or services, (f) all obligations under leases that are required to be classified as a capital or finance lease in accordance with GAAP (applied as if ASC 842 had not taken effect), (g) indebtedness created or arising under any purchase money mortgage or other purchase money lien or conditional sale or other title retention agreement with respect to property acquired (even though the right and remedies of the Person or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) any management or sponsor fees, including any fees owed to any Seller or Affiliate of Seller, (i) the Income Tax Amount, (j) the unpaid amount of any payroll Taxes deferred pursuant to the CARES Act, and (k) all Liabilities of the type described in clause (a) through (j) above of any Person the payment of which is guaranteed by the Company or any of its Subsidiaries, in each case together with accrued but unpaid interest, prepayment or termination premiums and penalties, fees, related expenses, commitment and other fees, reimbursement or other charges related thereto, whether or not current, short term or long term, secured or unsecured; provided that, without limiting other liabilities that are not to be included therewith, in no event will Indebtedness include (i) any amounts included in Closing Net Working Capital or Transaction Expenses, (ii) any liabilities related to inter-company debt between the Company and any of its Subsidiaries and any Subsidiary of the Company and another Subsidiary of the Company, or (iii) any fees and expenses to the extent incurred by or at the direction of Purchaser or otherwise relating to Purchaser's or any of its Affiliates' financing for the Transaction or any other liabilities or obligations incurred or arranged by or on behalf of Purchaser or any of its Affiliates in connection with the Transaction or otherwise, including any fees payable to any financing institution or lender or the Company's accountants on behalf of Purchaser or its Affiliates (including the Company and its Subsidiaries following the Closing).
"Intellectual Property" means all of the following: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names and internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights; (iv) registrations and applications for any of the foregoing; (v) trade secrets; (vi) computer software; (vii) drawings, schematics and other technical plans; and (viii) all other intellectual property.
"IRS" means the U.S. Internal Revenue Service.
"IT Systems" means all information technology, computer systems, networks, servers, hardware, technology, Software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions used in connection with the businesses of the Company and its Subsidiaries to the extent owned, purported to be owned, or used by (but only to the extent used by or under the control of) the Company and its Subsidiaries.
"Kimberley Process" means the Kimberley Process Certification Scheme established by the United Nations General Assembly and all applicable Laws and requirements established in accordance therewith, in each case as amended from time to time.
"knowledge of the Company" or "Company's knowledge" means (1) the actual knowledge of Sean Kell, Dominique Bourgault, Derek Mullens and Camille Cleveland and (2) that knowledge which such Person should have acquired after making such due inquiry of such Person's direct reports as a prudent businessperson would have made or exercised in the management of his or her business affairs.
"Law" means any federal, state, provincial, local, municipal, foreign, international, multinational, or other law, rule, regulation, statute, code, ordinance, treaty or Order of any Governmental Body, in effect on or prior to the date of this Agreement, including common law.
"Legal Proceeding" means any action, arbitration, audit, hearing, investigation, claim, litigation, proceeding or suit (whether civil, criminal, investigative or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
"Liability" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency or guaranty of or by any Person of any type, whether known, unknown, accrued, fixed, absolute, contingent, asserted, unasserted, determined, determinable, matured or unmatured.
"Licensed Intellectual Property" means any Intellectual Property used, held for use or practiced by the Company or any of its Subsidiaries (other than Owned Intellectual Property).

"Liens" means all liens (statutory or otherwise), mortgages, deeds of trust, pledges, security interests, charges, claims, option, condition, equitable interest, community property interest, right of first refusal, right-of-way, easements, encroachment, or restriction or encumbrance of any kind.
"Material Adverse Effect" means any change, event, circumstance or effect that, individually or in the aggregate with any other change, event, circumstance or effect, (A) has had or would reasonably be expected to have a material adverse effect upon the business, assets, liabilities, financial condition or operating results of the Company and any of its Subsidiaries, taken as a whole; provided that none of the following, either alone or taken together with other changes or effects, will constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes in, or effects arising from or relating to, general business or economic conditions generally affecting the industry in which the Company and its Subsidiaries operate, (b) changes in, or effects arising from or relating to, national or international political or social conditions (including (i) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, (ii) the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, (iii) any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (iv) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union or (v) civil unrest, protests and public demonstrations and any governmental responses thereto), (c) changes in, or effects arising from or relating to, financial, banking, or securities markets in general (including (i) any disruption of any of the foregoing markets, (ii) any change in currency exchange rates, (iii) any decline or rise in the price of any security, commodity, contract or index and (iv) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transaction), (d) changes in, or effects arising from or relating to changes in, GAAP, (e) changes in, or effects arising from or relating to changes in, Laws (including any COVID-19 Measures) or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Body (including, for the avoidance of doubt, any such items related to Section 9.05), (f) changes or effects arising from or relating to (i) the taking of any action permitted or contemplated by this Agreement (including Section 5.01) or at the request of Purchaser or its Affiliates, (ii) the failure to take any action if such action is prohibited by this Agreement or (iii) the announcement of this Agreement or the Transaction or the identity, nature or ownership of Purchaser, (g) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or Advisors) (provided that this clause (g) will not prevent a determination that any change or effect underlying such failure has resulted in a Material Adverse Effect to the extent such change or effect is not otherwise excluded from the definition of Material Adverse Effect), (h) the effect of any action taken by Purchaser or its Affiliates with respect to the Transactions or the financing thereof, (i) public health conditions, including any pandemic, epidemic, disease outbreak or other public health emergency (including, for the avoidance of doubt, COVID-19) or any material worsening of such conditions threatened or existing as of the date of this Agreement, or (j) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body, except in the case of the foregoing clauses (a) through (e), (i) or (j), to the extent such changes or effects have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate; or (B) prevents or would reasonably be expected to prevent Seller from consummating the Transaction under this Agreement.
"Multiemployer Plan" means any "multiemployer plan" subject to ERISA that is described in Section 3(37) of ERISA.
"Net Working Capital" means the consolidated current assets minus the current liabilities, which will be calculated in a manner consistent with the accounting principles set forth in Exhibit 1.02(b) and using the specific exclusions presented in the illustrative Net Working Capital as set forth on or reflected in Exhibit 1.02(a), it being understood that the historical numerical values included therein are included for illustrative purposes only as an example of a hypothetical calculation of Net Working Capital based on those values. For the avoidance of doubt, Net Working Capital shall exclude (w) ASC 842 lease accounting assets and liabilities, (x) deferred tax assets and liabilities, (y) Indebtedness, Cash and Transaction Expenses and (z) Income Tax assets and liabilities.
"Open Source Software" means any Software that contains, incorporates, links, or is derived from, any Software that is licensed, provided or distributed under, any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for "free," "publicly available" or "open source" Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.
"Option" means each option to purchase stock of the Company issued under the Option Plan or otherwise that is outstanding as of immediately prior to the Closing, in each case, whether vested or unvested as of immediately prior to the Closing.
"Optionholder" means the holder of Options as of immediately prior to the Closing.
"Option Plan" means the BC CYAN Investment Holdings Inc. 2017 Stock Option Plan, as the same may be amended, modified or otherwise supplemented from time to time.
"Order" means any judgment, order, injunction, decree, ruling, writ, assessment or arbitration award of any Governmental Body or any arbitrator.
"Ordinary Course of Business" means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person's business, consistent in all material respects with such Person's past custom and practice, and includes actions taken (or not taken) from time to time by the Company or its Subsidiaries reasonably and in good faith to respond to COVID-19 or COVID-19 Measures.
"Organizational Documents" means, with respect to any Person, such Person's articles of incorporation, certificate of incorporation, articles of organization, articles of association, memorandum of association, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited partnership agreement, articles of limited partnership, certificate of limited partnership, stockholders' agreement or other formation or organizational documents and governing documents (or similar organizational documents for a Person organized or existing in any non-U.S. jurisdiction), as applicable, and any amendment or supplement to any of the foregoing.
"Owned Intellectual Property" means any Intellectual Property that is owned or purported to be owned by the Company and its Subsidiaries, including all Scheduled Intellectual Property.
"Owned Real Property" means all real property owned by the Company or its Subsidiaries.
"Permits" means all material licenses, permits, franchises, approvals, authorizations, certificates, accreditations, easements, variances, exemptions, consents or orders of, or filings with, any Governmental Body.
"Permitted Liens" means (a) any restriction on transfer arising under applicable securities Laws, (b) Liens for Taxes not yet delinquent or for Taxes being contested in good faith, (c) purchase money Liens with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the operation of the business of the Company and its Subsidiaries taken as a whole, (d) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements, (e) Liens under Indebtedness, (f) Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, which are not, individually or in the aggregate, material to the operation of the business of the Company and its Subsidiaries taken as a whole, (g) mechanics Liens and similar Liens for labor, materials, or supplies arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the operation of the business of the Company and its Subsidiaries taken as a whole, (h) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such real property, (i) rebates, refunds and other discounts to customers, (j) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not or would not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (k) Liens set forth on Schedule 11.01(a), (l) all matters set forth on title policies or surveys made available by the Company to Purchaser prior to the date of this Agreement, (m) other Liens that are not material to the Company and its Subsidiaries taken as a whole, (n) Liens that will be terminated at or prior to the Closing, and (o) Liens arising under consignment arrangements or conditional sales Contracts incurred in the Ordinary Course of Business and that are incurred only with respect to consigned inventory, which such Liens, as of the date hereof, are set forth on Schedule 11.01(b).
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization, a labor union or any other entity or a Governmental Body.

"Personal Information" means all information in any form or media that, alone or in combination with other reasonably available information, identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular person or household (including any current, prospective, or former customer, end user or employee), in addition to any definition for "personal information," or any similar term (e.g., "personal data," "personally identifiable information" or "PII") provided by applicable Law or by the Company or any of its Subsidiaries in any of their privacy policies, notices, contracts or other materials.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
"Privacy Laws" means any and all applicable Laws, legal requirements and self-regulatory guidelines to which any of the Company and its Subsidiaries are bound (including of any applicable foreign jurisdiction), relating to the receipt, collection, compilation, use, storage processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including as applicable, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), Telephone Consumer Protection Act (TCPA), any and all applicable Laws relating to breach notification, the use of biometric identifiers, and the use of Personal Information for marketing purposes.
"Privacy Requirements" means all applicable Privacy Laws and all of the Company's and its Subsidiaries' policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.
"Purchaser Group" means Purchaser, any Affiliate of Purchaser (including, but solely after the Closing, the Company and its Subsidiaries) and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns.
"Release" means any spilling, disposing, leaking, pumping, pouring, injecting, emitting, discharging, depositing, escaping, leaching, dispersing, dumping, or other releasing into the environment (including, without limitation, ambient air, soil, surface or subsurface strata, ground water, or surface water).
"Sanctions Laws" means (a) the economic sanctions Laws, rules, regulations and executive orders of the United States, including the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 App. U.S.C. §§1 et seq.), and any economic sanctions administered by OFAC; the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury of the United Kingdom and (b) any other applicable economic sanctions Laws, rules or regulations of a Governmental Body with applicable jurisdiction over the Company or any of its Subsidiaries.

"Seller Parties" means Seller, the Company and the Company's Subsidiaries and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns.
"Series C Holders" means, as of any date of determination, the holders of Series C Preferred Stock.
"Series C Preferred Stock" means the Series C Preferred Stock, par value $0.00001 per share, of the Company.
"Series C Redemption Price" means the aggregate amount payable to the Series C Holders pursuant to the Certificate of Designation in respect of a redemption of all Series C Preferred Stock on the Closing Date.
"Software" means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
"Straddle Period" means a Tax period that begins on or before, and ends after, the Closing Date.
"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
"Target Net Working Capital" means [****].
"Tax" or "Taxes" means any U.S. or non-U.S. taxes, including without limitation, all federal, state, provincial, local, income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, healthcare, unclaimed property, escheatment, alternative or add on minimum, estimated and other taxes of any kind whatsoever and further including any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including deficiencies, penalties, interest, additions to tax, additional amounts and other charges or fees attributable thereto), whether disputed or not, and any obligations to indemnify or otherwise assume, pay, or succeed to the tax of any other Person.
"Tax Returns" means any return, claim for refund, report, statement or information return required or permitted to be filed with a Governmental Body relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
"Transaction Expenses" means, to the extent incurred prior to the Effective Time and not paid in full by the Company or its Subsidiaries before the Effective Time, the amount incurred at or prior to the Effective Time of (a) all fees, costs, and expenses or other obligations of the Company's and its Subsidiaries' Advisors and their Affiliates and associated expenses incurred on or prior to the Closing by or on behalf of, or to be paid by, the Company or any Subsidiary (with respect to periods ending on the Closing) in connection with the drafting, negotiation, execution and delivery of this Agreement and the other documents contemplated hereby and the consummation of the Transaction or any alternative transaction hereto or related to the SPAC, the SPAC Termination, or the Series C Redemption; (b) all "single-trigger" transaction, retention, change of control, and sale bonuses, severance and similar payments payable to employees which become payable or due (prior to any reduction in respect of applicable federal, state and local tax withholdings) as a result of the Transaction and only if triggered without the requirement of any further action by the Company, its Subsidiaries or their Affiliates on or following the Closing (including any termination of employment) (other than any such payments that are a result of actions taken by or at the request of Purchaser), including all payroll, employment or other Taxes, if any, required to be paid by the Purchaser (solely to the extent payable on behalf of the Company or any of its Subsidiaries) or the Company or any of its Subsidiaries with respect to the foregoing; and (c) fifty percent (50%) of (i) any fees charged by the Escrow Agent; and (ii) Transfer Taxes, recording fees, and other similar Taxes that are imposed on any of the parties by a Governmental Body in connection with the Transaction; provided that in no event will Transaction Expenses include any fees, expenses or other liabilities to the extent incurred by or at the direction of Purchaser or otherwise relating to Purchaser's or its Affiliates' financing, including obtaining any consent or waiver relating thereto, for the Transaction or any other liabilities or obligations incurred or arranged by or on behalf of Purchaser or its Affiliates in connection with the Transaction, including any fees payable to any financing institution or lender or the Company's accountants on behalf of Purchaser or its Affiliates, or any fees or expenses specifically allocated to Purchaser pursuant to Section 10.02.
"Transaction Tax Deductions" means any Tax deduction attributable to the payment of the Transaction Expenses, any bonuses, change in control payments, other retention payments or other similar compensatory payments made in connection with the transactions contemplated by this Agreement, any costs, fees, expenses or other liabilities included in the calculation of New Working Capital or Indebtedness, any deduction for unamortized financing costs of the Company or any of its Subsidiaries and premium deductions arising from the repayment of indebtedness (including any previously capitalized expenses attributable thereto, interest, breakage fees or accelerated deferred financing fees and other fees associated with such prepayment) and any other costs or expenses, in each case incurred in connection with the transactions contemplated by this

Agreement; provided, that the parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees that were paid as an amount that did not facilitate the transactions contemplated hereby, and therefore treat seventy percent (70%) of such costs as deductible in the taxable year that included the Closing Date for U.S. federal (and applicable state and local) Income Tax purposes.
"willful breach" means a knowing and intentional breach that is a direct consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of a specific provision or covenant of this Agreement.
Section 11.02    Index of Defined Terms.

Accounting Firm    10
Adjustment Escrow Account    73
Adjustment Escrow Agreement    73
Adjustment Escrow Amount    73
Advisors    73
Affiliate    74
Agreement    6
Audited Financial Statements    16
Award Agreements    61
Balance Sheet    16
Business Day    74
CARES Act    21
Cash    74
Certificate of Designation    74
Closing    8
Closing Cash    74
Closing Cash Proceeds    7
Closing Date    8
Closing Indebtedness    74
Closing Net Working Capital    74
Closing Statement    9
COBRA    74
Code    74
Company    6
Company 401(k) Plan    61
Company Employee    74
Company Intellectual Property    25
Company Marketing Materials    26
Company Plans    74
Company Products    24
Company Stock    6
Company Trade Secrets    25
Company's knowledge    79
Competition Law    75
Confidentiality Agreement    75
Contracts    75
COVID-19    75
COVID-19 Measures    75
D&O Tail Policy    53
Dataroom    43
Disclosure Schedules    13
Environmental Claim    76
Environmental Law    76
Environmental Permits    76
ERISA    76
ERISA Affiliate    76
Escrow Agent    76
Estimated Cash    7
Estimated Closing Statement    7
Estimated Indebtedness    7
Estimated Net Working Capital    7
Estimated Transaction Expenses    7
Express Representations    76
FCPA    36
Final Cash Proceeds    9
Financial Statements    16
FIRPTA Certificate    49
Foreign Benefit Plan    30
Fraud    77
Funded Indebtedness    77
Funds Flow    8
GAAP    77
Governmental Body    77
Hazardous Material    77
HSR Act    77
ICE    36
Income Tax Amount    77
Income Taxes    78
Indebtedness    78
Indemnified Person    53
Intellectual Property    78
Interim Financial Statements    16
IRS    79
IT Systems    79
Jewelry Laws    33
Kimberley Process    79

knowledge of the Company    79
Law    79
Lease    18
Leased Real Property    18
Legal Proceeding    79
Liability    79
Licensed Intellectual Property    79
Liens    79
Material Adverse Effect    79
Material Contract    24
Material Suppliers    37
Multiemployer Plan    80
Net Working Capital    80
Objection Notice    10
Open Source Software    81
Option    81
Option Cancellation Agreements    61
Option Plan    81
Optionholder    81
Order    81
Ordinary Course of Business    81
Organizational Documents    81
Outside Date    57
Owned Intellectual Property    81
Owned Real Property    81
Payoff Letter    49
Permits    81
Permitted Liens    82
Person    82
Personal Information    82
Personnel IP Contracts    26
PPACA    29
Pre-Closing Tax Period    82
Privacy Laws    82
Privacy Requirements    83
Products    37
Projections    60
Protected Seller Communications    64
Purchaser    6
Purchaser Adjustment Amount    11
Purchaser Group    83
Purchaser Releasers    62, 63
Release    83
Sanctions Laws    83
Schedule    13
Scheduled Intellectual Property    24
Securities Act    42
Seller    6
Seller Adjustment Amount    11
Seller Group    63
Seller Parties    83
Seller Released Parties    62, 63
Seller Review Period    9
Series C Holders    83
Series C Preferred Stock    83
Series C Redemption    50
Series C Redemption Price    83
Settlement Date    11
Software    83
SPAC    50
SPAC Termination    50
Specified Employees    49
Straddle Period    84
Subsidiary    84
Target Net Working Capital    84
Tax    84
Tax Controversy    65
Tax Returns    84
Taxes    84
Trade Approvals    34
Transaction    6
Transaction Expenses    84
Transaction Price    7
Transaction Tax Deductions    85
Transfer Taxes    64
willful breach    85

Section 11.03    Other Definitional Provisions. The following will apply to this Agreement, the Disclosure Schedules and any other certificate, instrument, agreement or other document delivered hereunder.
(a)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this

Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.
(c)    Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation" or "but not limited to."
(d)    Where the context permits, the use of the term "or" will be equivalent to the use of the term "and/or."
(e)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.
(f)    Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.
(g)    The word "will" will be construed to have the same meaning and effect as the word "shall". The words "shall," "will," or "agree(s)" are mandatory, and "may" is permissive.
(h)    The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase will not mean simply "if".
(i)    All references to "$" and dollars will be deemed to refer to United States currency unless otherwise specifically provided.
(j)    All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(k)    Any document or item will be deemed "delivered", "provided", "made available" within the meaning of this Agreement if such document or item is (i) included in the Dataroom and accessible to Purchaser no less than one (1) Business Day prior to the date of this Agreement and remains so posted and accessible continuously through the Closing (including through any "clean room", "clean team" or other similar arrangement), or (ii) actually delivered or provided to Purchaser or any of Purchaser's representatives no less than one (1) Business Day prior to the date of this Agreement.
(l)    Any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

The Company:	BC CYAN INVESTMENT HOLDINGS INC.

By: /s/ Sean Kell
Name: Sean Kell Its: Chief Executive Officer and President

Seller:	BC CYAN HOLDINGS LP

By: /s/ David Humphrey
Name: David Humphrey Its: Authorized Signatory

Purchaser:	STERLING JEWELERS INC.

By: /s/ Joan Hilson
Name: Joan Hilson Its: Chief Financial and Strategy Officer

[Signature page to Stock Purchase Agreement]